Exhibit 10.1
RINGGIT MALAYSIA
FACILITY AGREEMENT
Dated 30th June 2011
for
FIRST SOLAR MALAYSIA SDN. BHD.
(COMPANY NO. 758827-T)
arranged by
CIMB INVESTMENT BANK BERHAD (COMPANY NO. 18417-M)
MAYBANK INVESTMENT BANK BERHAD (COMPANY NO. 15938-H)
RHB INVESTMENT BANK BERHAD (COMPANY NO.19663-P)
with
CIMB INVESTMENT BANK BERHAD (COMPANY NO. 18417-M)
acting as Facility Agent
CIMB INVESTMENT BANK BERHAD (COMPANY NO. 18417-M)
acting as Security Agent
Ref: 20101150 AOL

(i)

THE SCHEDULES

(ii)

THIS AGREEMENT is dated 30th June 2011 and made between:
(1)
First Solar Malaysia Sdn. Bhd. (Company No. 758827-T), a company incorporated in Malaysia under the Companies Act 1965, with its registered address at Suite 1005, 10th Floor, Wisma Hamzah-Kwong Hing, No. 1 Leboh Ampang, 51000 Kuala Lumpur (the “Borrower”);

(2)	First Solar, Inc., a company incorporated in the state of Delaware, United States of America, as guarantor (the “Guarantor”);
(3)	CIMB Investment Bank Berhad (Company No. 18417-M), Maybank Investment Bank Berhad (Company No. 15938-H) and RHB Investment Bank Berhad (Company No. 19663-P) as Arrangers (the “Arrangers”);
(4)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);
(5)	CIMB Investment Bank Berhad (Company No. 18417-M) as facility agent of the other Finance Parties (the “Facility Agent”); and
(6)	CIMB Investment Bank Berhad (Company No. 18417-M) as security agent for the Finance Parties (the “Security Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Acceleration Date” means the date (if any) on which the Facility Agent gives a notice under paragraph (b) or (c) of Clause 22.18 (Acceleration).
“Agreed Form” means, in relation to a document, that it is in a form initialled by or on behalf of the Borrower and the Facility Agent (acting on the instructions of all the Lenders).
“APLMA” means the Asia Pacific Loan Market Association Limited.
“Assignment Agreement” means (i) an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or (ii) any other form agreed between the relevant assignor and assignee (and, provided the Borrower has a right to consent to such assignment pursuant to Clause 23 (Changes to the Lenders), approved by the Borrower (acting reasonably)).
“Authorisation” means:
(a)	an authorisation, order, permit, consent, approval, notice, resolution, licence, exemption, filing, notarisation, lodgement, or registration recording or similar act or action; or
(b)
in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period of six (6) months from and including the date of this Agreement, or such other extended period as may be agreed between the Borrower and the Facility Agent (acting on the instructions of all of the Original Lenders).
“Available Commitment” means, where there has been no Utilisation under the Facility, a Lender’s Commitment under the Facility.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.
“Break Costs” means, in relation to any Lender, the amount (if any) by which:
(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:
(a) for the Financial Year ending 31 December 2011, the Initial Budget; and
(b)	thereafter, each budget supplied under and complying with Clause 19.5 (Annual Budget).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Kuala Lumpur, Malaysia.
“Capital Expenditure” has the meaning given to it in Clause 20.1 (Definitions).
“Cash” means, other than Trapped Cash, any credit balance on any deposit, savings, current or other account, and any cash in hand, of the Borrower or to which the Borrower is beneficially entitled, and which is:
(a)	freely withdrawable on demand or subject to time deposit arrangements that can be terminated at any time; and
(b)
not subject to any Security (other than pursuant to any Security Document or any Permitted Security constituted by a netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements).

“Cash Equivalent Investments” means obligations which are traded in a liquid market and are:
(a)
marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof with a minimum long-term credit rating of AA by S&P or Aa by Moody’s, in each case maturing within three years from the date of acquisition;

(b)
marketable direct obligations issued by, or unconditionally guaranteed by any foreign sovereign state, or any agency thereof, with a minimum long-term credit rating of AA by S&P and Aa by Moody’s, in each case maturing within three years from the date of acquisition;

(c)
securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, with a minimum long-term credit rating of AA by S&P and Aa by Moody’s, in each case maturing within three years from the date of acquisition;

(d)
certificates of deposit, time deposits or overnight bank deposits having maturities of 1 year or less from the date of acquisition, issued by any Lender or by any commercial bank with a long-term credit rating of at least A by S&P or A by Moody’s;

(e)	commercial paper maturing within nine months from the date of acquisition with a minimum short-term credit rating of A-1 by S&P or P-1 by Moody’s;
(f)
repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or a foreign sovereign state with a long-term credit rating of at least AAA by S&P or Aaa by Moody’s;

(g)	corporate debt securities issued in the U.S. or Europe with maturities of three years or less from the date of acquisition and with a long-term credit rating of at least AA by S&P or Aa by Moody’s;
(h)
supranational debt securities issued in the U.S. or Europe with maturities of three years or less from the date of acquisition and with a long-term credit rating of at least AA by S&P or Aa by Moody’s;

(i)	money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition;
(j)
money market funds that (i) comply with the criteria set forth in SEC Rule2a-7 under the Investment Company Act of 1940 of the United States of America, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(k)
money market funds in Malaysia having a rating in the highest investment category granted thereby by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. at the time of acquisition, including any fund for which a Finance Party or a Related Corporation of a Finance Party serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub custodian, notwithstanding that a Finance Party or a Related Corporation of a Finance Party charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length); or

(l)	approved by the Majority Lenders,
in each case not subject to any Security (other than pursuant to any Permitted Security), denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an Obligor.
“Change of Control” means the Guarantor ceases to own legally and beneficially, whether directly or indirectly:
(a)	more than fifty per cent. (50.0%) of the ordinary voting shares of the Borrower; and
(b)	more than fifty per cent. (50.0%) of the entire issued share capital of the Borrower;
“Charged Assets” means all of the assets of the Obligors and the Security Providers which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Commitment” means:-
(a)
in relation to an Original Lender, the amount in RM set opposite its name under the heading “Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred or assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount in RM of any Commitment transferred or assigned to it under this Agreement, to the extent not cancelled, reduced, transferred or assigned by it under this Agreement.
“Commitment Documents” means the Forms of Commitment Advice executed by each of the Original Lenders prior to the date of this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
“Confidential Information” means all information relating to any Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any Obligor or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(2)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(3)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or
(4)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking of comparable or superior effect to the confidentiality obligations contained in this Agreement, substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Facility Agent.
“Cost of Funds” means, in respect of each participation in the Loan held by a Lender during each Interest Period, (a) KLIBOR for such Interest Period; plus (b) the cost (expressed as a percentage per annum) to the Lender of maintaining statutory reserve and liquidity requirements and/or complying with any other requirements as imposed from time to time by Bank Negara Malaysia or any other Governmental Authority of Malaysia in accordance with which such Lender is required to act in respect of the Loan, as notified to the Facility Agent by such Lender from time to time.
“Deed of Assignment (Leased Lots)” means the first ranking absolute assignment in writing in favour of the Security Agent of the Borrower’s rights, title and interest under the Lease Agreement, and the Borrower’s rights, title and interest in and to the Leased Lots arising pursuant to the Lease Agreement, (but excluding, for the avoidance of doubt, (i) the Borrower’s rights under the Lease Agreement to exercise an option in relation to the Option Lots and (ii) the Borrower’s rights in and to the Option Lots, if such option is exercised).
“Default” means any event or circumstance specified in Clause 22. (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Defaulting Lender” means any Lender:
(a)
which has failed to make its participation in the Loan available or has notified the Facility Agent that it will not make its participation in the Loan available by the Utilisation Date of the Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by administrative or technical error and payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Drawdown Amount” means the aggregate principal amount of the Loan utilised on or as at the Utilisation Date.
“EBITDA” has the meaning given to it in Clause 20.1 (Definitions).
“Enforcement Event” means the taking of any action under paragraph (d) of Clause 22.18 (Acceleration).
“Environment” means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);
(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including land under water).
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
“Environmental Law” means all laws and regulations of any relevant jurisdiction concerning or applicable with regard to: (i) the pollution or protection of, or compensation of damage or harm to, the Environment; (ii) occupational or public health and safety; (iii) emissions, discharges or releases into, or the presence in, the Environment capable of causing harm to any living organism or the Environment.
“Environmental Licence” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower.
“Euler Hermes Facilities” means the Existing Euler Hermes Facility and the New Euler Hermes Facility.
“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default) (other than Clause 22.18 (Acceleration) and Clause 22.19 (Remedied financial covenant breaches)).
“Existing Euler Hermes Facility” means the existing EUR133,960,000 financing facility granted to the Borrower and guaranteed by Euler Hermes Kreditversicherungs-AG, as disclosed to the Finance Parties prior to the date of this Agreement.
“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility Repayment Date” means each date specified in Clause 6.1 (Repayment of Loan) for the payment of a Repayment Instalment.
“Fee Letter” means any letter or letters between, as the case may be, the Facility Agent and/or the Security Agent and, in each case, an Obligor setting out any of the fees referred to in Clause 11 (Fees).
“Finance Document” means this Agreement, any Fee Letter, any Security Document, the Commitment Documents, and any other document designated as such by the Facility Agent and the Borrower.
“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS or US GAAP, be treated as a finance or capital lease.
“Finance Party” means the Facility Agent, the Security Agent, an Arranger or a Lender.
“Financial Indebtedness” means:
(a)	all indebtedness for borrowed money;
(b)	all obligations for the deferred purchase price of property or services (other than current accounts payable);
(c)	all obligations evidenced by notes, bonds, debentures or other similar instruments;
(d)
all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	all capital lease obligations;
(f)	all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements;
(g)	the liquidation value of all mandatorily redeemable preferred share capital of the Borrower;
(h)	all guarantee obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, and
(i)
all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation, and the Borrower’s Financial Indebtedness shall include the Financial Indebtedness of any other entity to the extent the Borrower is liable therefor as a result of the Borrower’s ownership interest in or other relationship with such entity, except to the extent the terms of such Financial Indebtedness expressly provide that the Borrower is not liable therefor
“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the period of 12 months ending on 31 December in any year.
“Funds Flow Statement” means the memorandum in the Agreed Form containing details of the flow of funds on and after the Utilisation Date.
“Governmental Authority” means any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation, including national, federal, state and local governments, and any agency, commission or subdivision thereof that has the authority to issue rules or regulations with the force of law.
“Group” means the Guarantor and its Subsidiaries for the time being.
“Holding Company” means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which it is a Subsidiary.
“Impaired Agent” means the Facility Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;
unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by administrative or technical error and payment is made within five Business Days of its due date; or
(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question; or
(iii)	is due to another Party failing to fund the Facility Agent in accordance with this Agreement.
“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
“Information Memorandum” means the document in the form approved by the Borrower concerning the Group which was or will be prepared in relation to Syndication and distributed by the Arrangers to selected financial institutions.
“Information Package” means:
(a)	the Initial Budget;

(b)	the Original Financial Statements;

(c)	the Information Memorandum;
(d)
all other written information provided to any of the Finance Parties by the Borrower or the Guarantor prior to the date of this Agreement relating to the Borrower, the Guarantor, the Group and/or the Project (including but not limited to information relating to Plants 5 and 6, the Leased Lots, the Option Lots, the Lease, the Lease Agreement, and the plant, equipment and machinery to be installed in Plants 5 and 6).

“Initial Budget” means the budget supplied to the Finance Parties prior to the date of this Agreement.
“Insolvency Event” in relation to a Finance Party means the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction with respect to that Finance Party.
“Insurance Proceeds” means any proceeds (other than in relation to third party liabilities that are (or are to be) actually applied to meet such liabilities or in relation to consequential loss policies that are (or are to be) actually applied to cover operating losses, loss of profits or earnings or business interruption or similar claims) exceeding US$10,000,000 (or its equivalent in another currency or currencies) received in any Financial Year in respect of damage to or the loss or destruction of assets earmarked for or used in Plants 5 and 6 in respect of any single claim or series of related claims received by the Borrower under or pursuant to any insurance policy (or equivalent) after the date of this Agreement.
“Intellectual Property” means, in relation to the Borrower, all trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, topography rights, database rights, rights in confidential information and know-how, and any associated or similar rights anywhere in the world, which it now or in the future owns or (to the extent of its interest) in which it now or in the future has an interest (in each case whether registered or unregistered and including any related licences and sub-licences of the same granted by it or to it, applications and rights to apply for the same).
“Interest Equalization Event”, in relation to any Lender, means:-
(a)	an Enforcement Event;
(b)
any termination or breach by any Governmental Authority in Malaysia, or cessation in effect of any letter of undertaking referred to in paragraph 6(d) of Schedule 2 (Conditions Precedent) relating to such Lender, or any substitute or successor agreement to such letter of undertaking; or

(c)
any reduction in the rate of return from the Facility by reason of the withdrawal, non-payment or suspension of any incentive granted to such Lender by any Governmental Authority in Malaysia relating to the Lender’s participation in the Loan.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
“KLIBOR” means, in relation to the Utilisation:
(a)	the applicable Screen Rate; or
(b)
(if no Screen Rate is available for the currency or Interest Period of the Utilisation) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Kuala Lumpur interbank market, as of the Specified Time on the Quotation Day for the currency of the Utilisation and for a period comparable to the Interest Period of the Loan.
“Lease” means the sixty (60) year lease over the Leased Lots commencing from 9 April 2010 granted by the Lessor to the Borrower as lessee pursuant to the Lease Agreement.
“Lease Agreement” means the lease agreement dated 9 April 2010 between the Lessor, and the Borrower as lessee.
“Leased Lots” means the land described as such in the Lease Agreement, measuring approximately 60.61 acres in area and comprising a part of Lots 8 and 9 but excluding the Option Lots.
“Legal Opinion” means any legal opinion delivered to the Facility Agent pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors).
“Lender” means:-
(a)	any Original Lender; and
(b)	any licensed financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with this Agreement.
“Lessor” means Kulim Technology Park Corporation Sdn. Bhd. and its successors in title and assigns.
“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by any Obligor to any Secured Party under or in connection with any Secured Document (in each case, whether alone or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).
“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Lots 8 and 9” means the land described as Lots 8 and 9, Industrial Zone Phase 3, Kulim Hi-Tech Park, Kedah Darul Aman in the Lease Agreement, measuring approximately 88.82 acres and 88.27 acres respectively, and comprising the Leased Lots and the Option Lots.
“Majority Lenders” means the Lender, if there is only one (1) Lender, or if there is more than one (1) Lender:
(a)
if there is no Utilisation then outstanding, at least two (2) Lenders whose Available Commitments in aggregate are equal to or more than 66 2/3 of the Total Commitments (or, if the Total Commitments have been reduced to zero, equal to or more than (when aggregated) 66 2/3 of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, at least two (2) Lenders whose participations in the Utilisation then outstanding in aggregate are equal to or more than 66 2/3 of the Utilisation then outstanding.

“Margin” means two per cent. (2.0%) per annum.
“MASB” means accounting standards, principles and practices approved by the Malaysian Accounting Standards Board.
“Material Adverse Effect” means an event or circumstance that (after taking account of all relevant circumstances):
(a)
is materially adverse to the business, operations, assets or financial condition or results of operations of the Borrower which could be expected to impair the ability of the Borrower to meet its obligations under any Finance Document; or

(b)
(subject to applicable Reservations), affects the validity or the enforceability of the Finance Documents or the effectiveness, or ranking of any Security, in a manner which would be materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole, and if capable of remedy, is not remedied within 30 days of the Borrower becoming aware of the event or circumstance or being given notice of such event or circumstance by the Facility Agent.

“Material Disposal” means the sale, lease, transfer or other disposal by the Borrower of any material Project assets (other than a Permitted Disposal), whether in a single transaction or a series of transactions, where the original cost to the Borrower of such Project assets was equal to or more than US$50,000,000 (or its equivalent in any other currency) in the aggregate.
“Material Subsidiary” means any Subsidiary of the Guarantor which has been designated as a “Material Subsidiary” by agreement between the Facility Agent and the Borrower.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)
if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.
“New Equity” means fully paid ordinary shares in the Borrower or fully paid redeemable shares in the Borrower with a redemption date at least six Months after the maturity of the Facility, which, in either case, would not be construed in accordance with US GAAP as Borrowings and which are issued to the Guarantor for cash after the Utilisation Date.
“New Euler Hermes Facility” means the financing facility of approximately EUR60 million to be provided to the Borrower and guaranteed by Euler Hermes Kreditversicherungs-AG, the proceeds of which are to be used to finance the acquisition of certain equipment and machinery to be installed in or utilized in Plants 5 and 6 (details of which have been or will be provided to the Finance Parties).

“New Loans” means all loans made by the Guarantor to the Borrower after the Utilisation Date.
“NLC” means the National Land Code, 1965.
“NLC Charge” means a first ranking legal charge under the NLC to be created by the Borrower over the Lease upon registration of the Lease pursuant to the NLC.
“Obligor” means the Borrower or the Guarantor and “Obligors” means all of them.
“Option Lots” means the land described as such in the Lease Agreement, comprising the remaining part of Lots 8 and 9 after excluding the Leased Lots and measuring approximately 116.48 acres in area.
“Original Financial Statements” means the Borrower’s and the Guarantor’s audited financial statements for the period ending 31st December 2010, and the Borrower’s latest management reports and unaudited financial statements for the most recently ended quarter prior to the Utilisation Date.
“Original Lender” means a Lender listed in Part III of Schedule 1 (The Original Parties) as having a Commitment.
“Party” means a party to this Agreement.
“PEM Charge” means the first fixed legal charge over:-
(a)	all plant, equipment and machinery purchased by the Borrower with the proceeds of the Facility; and
(b)
all other plant, equipment and machinery to be installed in or utilized in Plants 5 and 6, to the extent not financed, encumbered, charged to secure or subject to a negative pledge under the New Euler Hermes Facility.

For the avoidance of doubt:-
(i)	the term “plant” as used in conjunction with the PEM Charge means the machinery, fixtures and attachments to be used in Plants 5 and 6, and does not include the factory buildings; and
(ii)
the assets to be charged under the PEM Charge shall not include any plant, equipment or machinery (1) financed under the New Euler Hermes Facility, or (2) charged as Security for the Existing Euler Hermes Facility.

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications (and the corresponding acknowledgements) of, or the payment of any stamp, registration or similar Taxes on, or in respect of, the Security Documents as specified in Schedule 2 (Conditions precedent) and the Security Documents.
“Permitted Disposal” means a sale, lease, transfer or other disposal:
(a)	arising as a result of any Permitted Security;

(b)	in favour of the Finance Parties and/or the Security Agent pursuant to any Finance Document.
(c)
where the assets being disposed of are replaced by assets serving a similar purpose and having a fair market value substantially equal to or greater than the fair market value of the asset being disposed of;

(d)
made in relation to the plant, equipment and machinery secured under the PEM Charge where the original cost to the Borrower of such plant, equipment and machinery was less than US$15,000,000 (or its equivalent in any other currency) in aggregate;

(e)	made in the ordinary course of the Borrower’s business on a commercial arm’s length basis; or
(f)	made with the prior written consent of the Facility Agent.
“Permitted Financial Indebtedness” means:
(a)	any Financial Indebtedness arising under any Finance Document;
(b)
Financial Indebtedness pursuant to any Loan Document (as defined in the US$600,000,000 Amended and Restated Credit Agreement dated 15th October 2010 entered into between inter alia First Solar, Inc., the lenders party thereto, Bank of America, N.A. and The Royal Bank Of Scotland plc as documentation agents, Credit Suisse, Cayman Islands Branch as syndication agent and JPMorgan Chase Bank, N.A. as administrative agent);

(c)	Financial Indebtedness which has received the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders, such consent not to be unreasonably withheld;
(d)	Financial Indebtedness to the Guarantor or any Material Subsidiary;
(e)
Financial Indebtedness under the Euler Hermes Facilities, and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(f)
Financial Indebtedness incurred to finance the construction or acquisition of fixed or capital assets or any data or software in an aggregate principal amount not to exceed US$25,000,000 at any one time outstanding; and

(g)	Financial Indebtedness under Permitted Guarantees.
“Permitted Guarantee” means:
(a)	any guarantee and/or indemnity given for the benefit of members of the Group;
(b)
any guarantee and/or indemnity given for the benefit of an officer or employee of the Borrower in respect of his or her function as such if the guarantee or indemnity in each case does not exceed US$1,000,000 (or its equivalent in any other currency) per officer or employee respectively;

(c)
any guarantee and/or indemnity given for the benefit of a local utility and/or governmental agency if such guarantee is requested by such utility or governmental agency as a standard business or regulatory practice;

(d)
any guarantee or indemnity not permitted by paragraphs (a) to (c) above, where the amount being guaranteed (when aggregated with the amounts being guaranteed by any other guarantees falling under this paragraph (d) that are outstanding) does not at any time exceed in aggregate US$20,000,000 (or its equivalent in another currency or currencies); and

(e)	any guarantee or indemnity which has received the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders.
“Permitted Loan” means:
(a)	a loan made to another member of the Group;
(b)	a loan made to an officer or employee of the Borrower, in each case not exceeding US$1,000,000 (or its equivalent in any other currency) per officer or employee respectively;
(c)
any loan not falling within paragraphs (a) or (b) above or (d) below, so long as the aggregate amount outstanding under all such loans does not exceed in aggregate US$20,000,000 (or its equivalent in another currency or currencies) at any time;

(d)	a loan (including a loan to a third party supplier) made by the Borrower on ordinary commercial terms and in the ordinary course of its business; and
(e)	a loan which has received the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders;
“Permitted Merger” means a merger or amalgamation between the Borrower and another member of the Group, where:-
(a)	the Borrower is the surviving entity holding all of the assets of the merged or amalgamated entities; or
(b)	the Facility Agent, acting on the instructions of the Majority Lenders, has given its prior written consent to such merger or amalgamation.
“Permitted Security” means:
(a)	any Security created in favour of the Finance Parties and/or the Security Agent pursuant to any Finance Document;
(b)	retention of title clauses in suppliers’ standard terms and conditions of business in respect of contracts entered into in the ordinary course of the Borrower’s day to day business;
(c)	any lien arising by operation of law or in the ordinary course of the Borrower’s business, and not as a result of any default or omission by the Borrower;
(d)	any lien for Tax not yet due or which is being contested in good faith by the Borrower by appropriate proceedings;

(e)	any existing Security for the Borrower’s obligations under the Existing Euler Hermes Facility, as disclosed to the Finance Parties prior to the date of this Agreement;
(f)
any proposed Security over the plant, equipment and machinery to be financed under the New Euler Hermes Facility, or any proposed Security created under the $600,000,000 Amended and Restated Credit Agreement dated 15th October 2010 between inter alia, First Solar, Inc., the lenders named therein, Bank of America, N.A. and The Royal Bank of Scotland plc as documentation agents, Credit Suisse, Cayman Islands Branch as syndication agent and JPMorgan Chase Bank, N.A. as administrative agent, in each case as disclosed to the Finance Parties prior to the date of this Agreement; and

(g)	any Security created with the prior written consent of the Facility Agent, acting on the instructions of the Majority Lenders.
“Permitted Transaction” means any loan which is a Permitted Loan and any transaction entered into with the prior written consent of the Facility Agent, acting on the instructions of the Majority Lenders.
“Plant 5” means the 5th manufacturing plant of the Borrower in Malaysia, to be constructed on the Leased Lots.
“Plant 6” means the 6th manufacturing plant of the Borrower in Malaysia, to be constructed on the Leased Lots.
“Project” means the design, construction and commissioning of Plants 5 and 6.
“Project Costs” means all costs and expenses incurred by or on behalf of the Borrower in respect of the design, construction and commissioning of the factory buildings relating to the Project, and the acquisition of plant, equipment and machinery in connection with the Project (as more particularly specified in the PEM Charge), but excluding stamp duty, fees and Tax relating to the Lease Agreement and the purchase of such plant, equipment and machinery.
“Project Termination Event” means the cancellation or termination of the Project prior to its completion, or any other event or circumstance that (after taking account of all relevant circumstances) could reasonably be expected to lead to the cancellation or termination of the Project, or to the Project being put on hold for an indeterminate period.
“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period.
“Reference Banks” means, in relation to KLIBOR, CIMB Bank Berhad, Malayan Banking Berhad and RHB Bank Berhad, or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.
“Related Corporation” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Relevant Date” has the meaning given to it in Clause 20.1 (Definitions).

“Relevant Interbank Market” means the Kuala Lumpur interbank market.
“Relevant Jurisdictions” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to or intended to be subject to Security created by a Security Document is situated;
(c)	any jurisdiction where it conducts a material part of its business (save that in the case of the Guarantor, this shall be deemed to be limited to the jurisdiction of the United States of America); and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Repayment Dates” means each date specified in paragraph (a) of Clause 6.1 (Repayment of Loan) for the payment of a Repayment Instalment.
“Repayment Instalment” means each instalment for repayment of the Facility specified in Clause 6.1 (Repayment of Loan).
“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.5 (Power and authority), 18.7 (Governing law and enforcement), paragraph (a) of 18.10 (No default), and paragraph (e) of 18.13 (Financial statements).
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Reservations” means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any Relevant Jurisdiction; and
(d)
any other matters which are set out as qualifications or reservations as to matters of law of general application and limiting the obligations of any of the Obligors and which are set out in the Legal Opinions.

“RM” or “Ringgit Malaysia” means the lawful currency for the time being of Malaysia.
“RM Equivalent”, in relation to any amount denominated in US$ on a particular date, means the RM equivalent of the applicable US$ amount based on the average spot exchange rate of US$ to RM set out on REUTERS page “MYRFIX1” at 11.30 a.m., Kuala Lumpur time on the relevant date.
“Sale” means a disposal of all or substantially all of the assets of the Group (whether in a single transaction or a series of related transactions).
“Screen Rate” means for KLIBOR, the rate for RM and period displayed on the page “KLIBOR” of the Reuters screen or the webpage:-
http://bondinfo.bnm.gov.my/portal/server.pt?open=514&objID=27221&parentname=MyPage
&parentid=0&mode=2&in_hi_userid=22874&cached=true
on the Bank Negara Malaysia website at www.bnm.gov.my or, if the agreed pages are replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
“Secured Parties” means the Finance Parties, and “Secured Party” means a Finance Party.
“Security” means a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect (including but not limited to agreements or arrangements for the sale or lease-back of assets, for the sale of receivables on recourse terms, for title retention, under which money or accounts may be applied, set-off or made subject to combination of accounts, or any other preferential arrangement having a similar effect, in circumstances where the agreement or arrangement is entered into primarily as a method of raising or assuring the payment of Financial Indebtedness or of financing the acquisition of an asset).
“Security Documents” means:
(a)	the documents listed in paragraph 2(a) of Schedule 2 (Conditions precedent); and
(b)	any other security document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document.
“Security Provider” means any person who grants or purports to grant Security for the Liabilities for the benefit of the Secured Parties who is not an Obligor.
“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).
“Subsidiary” means in relation to a company or corporation, a company or corporation:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued voting share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)
which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of a majority of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any Indirect Tax or any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means the date which is seven (7) years after the Utilisation Date.
“Total Commitments” means the aggregate of the Commitments, being RM465,000,000 at the date of this Agreement].
“Transaction Costs” means all costs, fees and expenses (and Taxes on them) and all stamp duty, registration and other similar Taxes incurred by or on behalf of the Borrower and the Borrower in connection with the Project or the financing of the Project.
“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent for the benefit of the Finance Parties pursuant to the Security Documents.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.
“Transfer Date” means, in relation to an assignment, transfer or novation, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Trapped Cash” means any credit balance on any deposit, savings, current or other account, or any cash in hand, of the Borrower which cannot be applied immediately (or is subject to the termination of time deposit arrangements) for the purpose of repaying the Facility and, in particular, which cannot be upstreamed or transferred to the Borrower which would be able to apply it immediately for the purpose of repaying the Facility without:
(a)	breaching a financial assistance prohibition or other legal restriction applicable to a member of the Group (or any of its directors); or
(b)	any member of the Group incurring a material cost (whether as a result of paying additional Taxes or otherwise).
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US$” or “U.S.$” or “US Dollars” means the lawful currency for the time being of the United States of America.
“US GAAP” means generally accepted accounting principles, standards and practices in the United States of America.
“Utilisation” means the Loan.

“Utilisation Date” means the date on which the Utilisation is made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).
1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(1)	“assets” includes present and future properties, revenues and rights of every description;
(2)
the “control” of one person (the “first person”) by another person (the “second person”) or the first person being “controlled” by the second person means that the second person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or a majority of the members of the board of directors or other governing body of the first person or otherwise controls or has the power of control over the affairs and policies of the first person;

(3)
the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Facility Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the Kuala Lumpur foreign exchange market at or about 11:30 a.m. on a particular day (or at or about such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(4)
the “Facility Agent”, any “Finance Party”, any “Lender”, any “Arranger”, any “Obligor”, any “Party”, any “Security Provider”, or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(5)
a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument and including any waiver or consent granted in respect of any term of any Finance Document from time to time;

(6)
“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(7)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(8)	“land” includes any buildings erected thereon;
(9)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(10)
a “regulation” includes any regulation, rule, order, decree, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, only if compliance with the regulation is in accordance with the general practice of persons to whom the regulation is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation or of any court;

(11)	“shares” or “share capital” includes equivalent ownership interests and “shareholder” and similar expressions shall be construed accordingly;
(12)	a provision of law is a reference to that provision as amended or re-enacted; and
(13)	a time of day is a reference to Malaysian time.

(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Default (other than an Event of Default, unless arising solely and exclusively from a failure of the Borrower to deliver consolidated financial statements of the Group by the time required under Clause 19.1 (Annual financial statements) or Clause 19.2 (Quarterly financial statements) (an “Accounts Delivery Event of Default”)) is “continuing” if it has not been remedied or waived and an Event of Default (other than an Accounts Delivery Event of Default) is “continuing” if it has not been waived.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement the Lenders shall make available to the Borrower a term loan facility in Ringgit Malaysia in an aggregate amount equal to the RM Equivalent of US$150,000,000 on the date of issue of the Utilisation Request, provided that such amount shall not exceed the Total Commitments.
2.2	Finance Parties’ rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Acts of the Borrower
(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(1)	any actual or purported irregularity in any act done, or failure to act, by the Borrower;
(2)	the Borrower acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or
(3)	any actual or purported failure by, or inability of, the Borrower to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Borrower and any other Obligor, those of the Borrower shall prevail.
3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards part-financing the Project (including Project Costs) and the acquisition and installation of certain plant, equipment and machinery (as specified in the PEM Charge) to be installed in or utilized in conjunction with Plants 5 and 6 in each case in accordance with the Funds Flow Statement.

3.2 Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the Utilisation if on or before 11:00 a.m. on the day falling five (5) Business Days prior to the Utilisation Date, the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent), in each case, in form and substance satisfactory to the Facility Agent and the Lenders (acting reasonably). The Facility Agent shall notify the Borrower promptly upon the Facility Agent and the Lenders being so satisfied.
4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Loan and the Repeating Representations to be made by each Obligor are true in all material respects.
4.3	Single Utilisation

(a)	The Facility shall be utilised in a single draw made by the Borrower on the Utilisation Date.
(b)	The Borrower may not request that the Loan be divided.

SECTION 3
UTILISATION
5.	UTILISATION
5.1	Delivery of the Utilisation Request
The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of a Utilisation Request
(a)	The Utilisation Request for the Loan is irrevocable and will not be regarded as having been duly completed unless:
(1)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(2)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(3)	the proposed Interest Period complies with Clause 9 (Interest Periods); and
(4)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in the Utilisation Request.
5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be RM.
(b)
The amount of the proposed Loan must be the RM Equivalent of US$150,000,000 on the date of issue of the Utilisation Request, but in any event such that it is less than or equal to the Available Facility.

5.4	Lenders’ participation
(a)
If the conditions set out in this Agreement have been met, each Lender participating in the Facility shall make its participation in the Loan under the Facility available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)	The Facility Agent shall by the Specified Time notify each Lender of the amount of the Loan and the amount of its participation in the Loan.
5.5	Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

6.1	Repayment of Loan
(a)
The Loan shall be repaid in semi-annual instalments by the Borrower on the following dates in an aggregate amount equal to the percentages set out in the following table of the aggregate amount of the Loan and which is then outstanding at the end of the Availability Period for the Facility:

Facility	Facility
Repayment Date	Repayment Instalment
(months after the Utilisation of the Facility)	(percentage)
18	8.33%
24	8.33%
30	8.33%
36	8.33%
42	8.33%
48	8.33%
54	8.33%
60	8.33%
66	8.33%
72	8.33%
78	8.33%
84	8.37%
Total	100%
(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
(a)
If it is or becomes unlawful or contrary to regulation in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(1)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(2)	upon the Facility Agent notifying the Borrower, that Lender will be immediately released from its obligations under this Agreement to participate in any Utilisation;

(3)	upon the Facility Agent notifying the Borrower,
(A)
the Arrangers will use reasonable commercial endeavours to procure that the Lender’s Commitment or participation in the Utilisation (as applicable) is assigned or transferred to a new Lender or Lenders; and

(B)
in the event the illegality cannot be cured, and the Arrangers have not been able to procure the assignment or transfer of that Lender’s Commitment or the participation in the Utilisation (as the case may be) to a new Lender or Lenders within thirty (30) days of such notice, then either (1) the Commitment of that Lender will be immediately cancelled or (2) the Borrower shall repay that Lender’s participation in the Loan as soon as practicable, but in any event by the last day of the then prevailing Interest Period, as applicable.

(b)
If the Facility Office of the relevant Lender becomes aware (i) that it will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Utilisation and (ii) of the impact on such unlawfulness on this Agreement, that Lender shall promptly notify the Facility Agent upon becoming aware of that event or of the relevant circumstances and its impact on this Agreement and the Facility Agent shall notify the Borrower.

7.2	Mandatory prepayment — Change of Control, Material Disposal, Project Termination Event

(a)	If a Change of Control, Material Disposal or Project Termination Event occurs:

(1)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(2)	the Lenders shall not be obliged to fund the Utilisation; and

(3)
the Facility shall immediately be cancelled and the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable.

7.3	Mandatory prepayment — Insurance Proceeds
(a)
Each Obligor shall ensure that the Borrower prepays the Loan in an amount equal to all Insurance Proceeds as soon as practicable, and in any event within five (5) Business Days, after receipt of such Insurance Proceeds.

(b)
Paragraph (a) above does not apply to any Insurance Proceeds to the extent that such Insurance Proceeds are applied, committed to be applied or designated by the management of the Borrower for application by the Borrower in reinstatement of the relevant asset or the purchase of replacement assets within thirty (30) Business Days of receipt and if committed or designated to be so applied within such period actually applied within six (6) Months thereafter.

7.4	Voluntary prepayment of the Loan
(a)
The Borrower may, if it gives the Facility Agent not less than five (5) Business Days (or such shorter period as the Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of RM1,000,000 and higher multiples of RM500,000) or if the outstanding principal amount is less, all of that amount.

(b)	The Loan may only be prepaid after the last day of the Availability Period.
(c)	Any prepayment under this Clause 7.4 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) pro rata amongst the Lenders and against the remaining Repayment Instalments.

7.5	Right of cancellation in relation to a Defaulting Lender
(a)
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
7.6	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if any) and, if applicable, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION
8.	INTEREST

8.1	Calculation of interest
The rate of interest on the Loan for each Interest Period shall, in respect of each participation in the Loan held by a Lender during such Interest Period, be:
(a)	in the absence of any Interest Equalization Event relating to or affecting that Lender, the percentage rate per annum which is equivalent to that Lender’s Cost of Funds; and
(b)	where an Interest Equalization Event relating to or affecting that Lender has occurred within or prior to such Interest Period, the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and

(ii)	Cost of Funds.
8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period, provided that if the Borrower receives notice of an Interest Equalization Event on, or within the period of five (5) Business Days prior to, the last day of an Interest Period, the Borrower shall have an additional five (5) Business Days from the date that it receives such notice to pay the portion of the accrued interest on the Loan representing the Margin. For the avoidance of doubt, the Borrower shall not be required to pay any Break Costs in respect of such portion of the accrued interest if such interest is duly paid within such five (5) Business Day period.

8.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of two per cent. (2.0%) per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:
(1)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and
(2)
the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of two per cent. (2.0%) per annum and the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest
(a)	The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)
Each Lender shall promptly notify the Facility Agent of the occurrence of any Interest Equalization Event relating to that Lender, after the Lender becomes aware of or receives notice of such Interest Equalization Event. The Facility Agent shall promptly notify the Lenders and the Borrower of the occurrence of an Interest Equalization Event after it becomes aware of or receives notice of such Interest Equalization Event.

8.5	Break Costs
(a)
Subject to Clause 8.2 above, the Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent or the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue and providing (in reasonable detail) computation for deriving such Break Costs.

The Borrower shall have the right to request that any Finance Party that makes a demand under paragraph (a) above, waives the requirement that the Borrower pays Break Costs otherwise payable to that Finance Party and such Finance Party may unilaterally agree (in its absolute discretion) to such request.
9.	INTEREST PERIODS

9.1	Interest Periods
(a)	Unless otherwise agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders), each Interest Period in respect of the Loan shall be of three (3) Months.

(b)	An Interest Period for the Loan shall not extend beyond the Termination Date.
(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if KLIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable rate shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)
If a Market Disruption Event occurs and is continuing (which, for the purposes of this Clause 10.2, shall be for such time as the threshold for notification by Lenders set-out in paragraph (b)(ii) of this Clause 10.2 is satisfied) in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(1)	the Margin; and
(2)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:
(1)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine KLIBOR for the relevant Interest Period; or

(2)
before close of business in Malaysia on the Business Day after the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (who is or are commercial lenders or other financial institutions who obtain funds for lending in the Relevant Interbank Market and whose participations in the Loan exceed forty per cent. (40.0%) of the Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of KLIBOR save that any Lender may elect at any time to cancel such notification at any time thereafter and such threshold shall immediately be recalculated following such cancellation.

10.3	Alternative basis of interest or funding
(a)
If the Facility Agent receives notice from any Lender pursuant to paragraph (b)(ii) of Clause 10.2 (Market disruption) it shall promptly provide a copy of such notice to the Borrower. The Facility Agent shall promptly notify the Borrower if a Market Disruption Event arises under paragraph (b)(i) of Clause 10.2 (Market disruption).

(b)
If a Market Disruption Event occurs and is continuing (which, for the purposes of this Clause 10.3, shall be for such time as the threshold for notification by Lenders set-out in paragraph (b)(ii) of Clause 10.2 (Market disruption) is satisfied) and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest for such Interest Period.

(c)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties for such Interest Period.
(d)	Where a Market Disruption Event is no longer continuing, the rate of interest shall revert to the rate calculated in accordance with Clause 8 (Interest) and Clause 10.1 (Absence of quotations).

11.	FEES

11.1	Upfront fee
(a)
The Borrower shall pay to each Original Lender an upfront fee in RM of one per cent. (1.0%) of that Lender’s participation in the amount of the Utilisation (as specified in the Utilisation Request). Such payment shall be made to the relevant Arranger which is a Related Corporation of that Original Lender, which shall then pay such upfront fee to the relevant Original Lender.

(b)	The upfront fee under paragraph (a) above is payable by the Borrower on or before the Utilisation Date.
(c)	No fee paid pursuant to this Clause 11.1 (Upfront fee) shall be refunded or capable of being refunded.
(d)	Without prejudice to paragraph (d) above, no fee shall be payable pursuant to paragraph (a) above to a Defaulting Lender.

11.2	Agency fee
The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
11.3	Security Agency fee
The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:
“Tax Credit” means a credit against, prepayment for, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
“Treaty Lender” means a Lender which is treated as a resident of a jurisdiction having a double taxation agreement (a “Treaty”) with Malaysia which makes provision for full or partial exemption from tax imposed by Malaysia on interest.
(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up

(a)
All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within ten (10) Business Days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(e)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a (or with a reduced) Tax Deduction.

12.3	Tax indemnity
(a)
Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within ten (10) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply:

(1)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)	under the laws of Malaysia,
if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(2)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).
(b)
A Finance Party intending to make a claim under paragraph (a) above shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.
12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party reasonably determines in good faith that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained [that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes
The Borrower shall (a) pay and, (b) within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.6	Indirect Tax
(a)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay (unless that Party is the Facility Agent, the Security Agent or an Arranger, in which case the Borrower shall pay) to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses except to the extent that Finance Party determines that it is entitled to credit or repayment in respect of the Indirect Tax.

12.7	Co-operation Clause
Each Finance Party shall use reasonable endeavours to cooperate with each Obligor to minimize the Taxes of such Obligor and such Finance Party, to the extent commercially practicable, including but not limited to claiming all potential treaty benefits, providing all necessary information to the Obligors as reasonably requested by them that would enable the Obligors to minimize the amount of any Tax Deduction or other Taxes of any kind (provided that the obligation to provide such cooperation shall not require the Finance Party to incur any additional costs or expenses [which are not borne up-front by the Obligors in full] or to expose itself to any potential loss or additional liability for Taxes). In the event any Finance Party fails to reasonably cooperate in such manner, the amount of any Taxes required to be paid or incurred or withheld on payments made by any Obligor to any such Finance Party by reason of such Finance Party’s default shall not be treated as a Tax Deduction, and the Tax gross-up provisions of Clause 12.2 (Tax gross-up) shall not apply to such amount.
13.	INCREASED COSTS

13.1	Increased Costs
(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Related Corporations as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(1)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Related Corporation’s) overall capital;
(2)	an additional or increased cost resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes; or

(3)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Related Corporations to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs), shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(1)	attributable to a Tax Deduction required by law to be made by an Obligor;
(2)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(3)	attributable to the wilful breach by the relevant Finance Party or its Related Corporations of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).
14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(1)	making or filing a claim or proof against that Obligor;
(2)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
The Borrower shall (or shall procure that an Obligor will), within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;
(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in the Utilisation requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Utilisation (or part of the Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Facility Agent and the Security Agent
The Borrower shall promptly indemnify each of the Facility Agent and the Security Agent against any cost, loss or liability incurred by the Facility Agent or the Security Agent (acting reasonably) as a result of:
(a)
acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised and which is subsequently discovered not to be genuine, correct or appropriately authorised; or

(b)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.
15.	MITIGATION BY THE LENDERS

15.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or paragraph (a) of Clause 13.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Related Corporation or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
Subject to the terms of the Commitment Documents and to the terms of any Fee Letter, the Borrower shall, within 15 Business Days of demand, pay to the Finance Parties the amount of all costs and expenses (including legal fees up to the amount of any agreed cap, to the extent that the assumption (if any) forming the basis for that cap were not breached in any material respect, and out-of-pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(1)	this Agreement and any other documents referred to in this Agreement; and

(2)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs
If an Obligor requests an amendment to, or a waiver or consent under, a Finance Document, the Borrower shall, within 5 Business Days of demand, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees on a solicitor and client basis) reasonably incurred by the amendment, in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement costs
The Borrower shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party (acting reasonably prior to an Event of Default) in connection with the enforcement of, or the preservation of any rights under any Finance Document.
16.4	Transaction indemnity
The Borrower shall promptly indemnify and hold harmless each Finance Party, each Related Corporation of a Finance Party and each director, officer, employee and agent of a Finance Party or its Related Corporation (each an “Indemnified Person”), against any cost, expense, loss or liability incurred by that Indemnified Person in connection with or arising out of the Finance Documents, or the use of the proceeds of the Facility (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Project), unless such loss or liability is caused by the gross negligence, wilful breach of the terms of the Finance Documents or any confidentiality undertaking given by a Finance Party for the benefit of the Borrower or the wilful misconduct of that Indemnified Person. Any Indemnified Person may rely on this Clause 16.4.

If any event occurs in respect of which indemnification may be sought from the Borrower, the relevant Indemnified Person shall only be indemnified if it (a) notifies the Borrower in writing within a reasonable time after the relevant Indemnified Person becomes expressly aware (acting reasonably) of such event; (b) (to the extent lawful and commercially appropriate to do so) consults with the Borrower fully and promptly with respect to the conduct of the relevant claim, action or proceeding; (c) conducts such claim, action or proceeding properly and diligently (in each case to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose or which it reasonably considers would not be commercially appropriate to disclose); and (d) does not settle any such claim, action or proceeding without the Borrower’s prior written consent (such consent not to be unreasonably withheld).
16.5	Security Agent’s Expenses

The Borrower shall, within five (5) Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal fees and out-of-pocket expenses) reasonably incurred by the Security Agent in connection with the administration or release of any Security created pursuant to any Finance Document.

SECTION 7
GUARANTEE
17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)	guarantees as primary obligor and not merely as surety to each Finance Party punctual performance by each other Obligor of all that other Obligor’s obligations under the Finance Documents;
(b)
undertakes with each Finance Party that whenever any other Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall within five (5) Business Days from the date of its receipt of a written demand from the Security Agent, pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party within five (5) Business Days from the date of its receipt of a written demand from the Security Agent, against any cost, loss or liability it incurs as a result of any other Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitments, and this guarantee constitutes a guarantee of payment and not of collection.
17.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
17.4	Waiver of defences
The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or
(h)	this Agreement or any other Finance Document not being executed by or binding against any other party.
17.5	Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
17.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)
hold in a suspense account (bearing interest at such rates as may be commercially available for an account of that nature) any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantor’s rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent (or, as the case may be, the Security Agent) otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:
(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents;
(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 28 (Payment mechanics).
17.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
17.9	Restrictions
Notwithstanding anything to the contrary contained herein, the provisions of Clause 17.1 to Clause 17.8 above shall not take effect in relation to the Guarantor, until the expiry of seven (7) Business Days from the due registration of the guarantee to be granted by the Guarantor hereunder, with the Controller of Foreign Exchange, Malaysia. Any certification or determination by the Facility Agent of the date on which such any guarantee granted by the Guarantor takes effect is, in the absence of manifest error, final and conclusive.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	REPRESENTATIONS
(a)
The Borrower and the Guarantor, as applicable, make the relevant representations and warranties set out in this Clause 18 to each Finance Party on the dates set out in Clause 18.25 (Times when representations made).

18.1	Status of Borrower
(a)	The Borrower is a private company limited by shares, duly incorporated and validly existing under the laws of Malaysia.
(b)	The Borrower has the power to own its assets and carry on its business as it is being conducted.

18.2	Status of Guarantor
The Guarantor is a corporation, duly incorporated and validly existing under the laws of the State of Delaware.
18.3	Binding obligations
The obligations expressed to be assumed by each Obligor in each Finance Document to which such Obligor is or will be (upon its execution thereof) a party are legal, valid, binding, unconditional and enforceable, subject to:
(a)	any applicable Reservations; or

(b)	in the case of any Security Document, any applicable Perfection Requirements.
18.4	Non-conflict with other obligations
(a)	The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which such Obligor is a party do not and will not conflict with:
(1)	any law or regulation applicable to it, in each case to the extent that it has, or would reasonably be expected to have, a Material Adverse Effect;

(2)	its constitutional documents; or
(3)
any provision of any agreement, mortgage, indenture, trust deed or instrument binding upon it or any of its assets or affecting the Security created under any Security Document or constituting a default or termination event (however described), in each case to the extent that it has, or would reasonably be expected to have, a Material Adverse Effect,

(b)
The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents do not and will not (except as provided in any Security Document or to the extent it would constitute Permitted Security) result in the existence of, or oblige such Obligor to create, any Security over any of its assets.

18.5	Power and authority
(a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)
No limit on any Obligor’s power will be exceeded as a result of borrowing or, as the case may be, guaranteeing the Total Commitments or granting the Security to be granted by it pursuant to any Security Document or, as the case may be, giving any indemnities contemplated in any Finance Document.

18.6	Validity and admissibility in evidence

(a)	All Authorisations required:
(1)
to enable each Obligor lawfully to enter into, exercise its rights and comply and perform with its obligations in the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents;

(2)	to make the Finance Documents to which each Obligor is a party enforceable and admissible in evidence in its Relevant Jurisdictions, subject to any applicable Reservations; and
(3)
to enable each Obligor to create the Security purported to be created by it pursuant to any Security Document and, subject to any applicable Reservations, to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect, save for complying with any applicable Perfection Requirements, or will have been obtained or effected and will be in full force and effect before the Utilisation Request.
(b)
All material Authorisations which are required for or in connection with or are necessary for the conduct of the Borrower’s business and operations and the ownership and use of its assets have been obtained or effected and are in full force and effect, and the Borrower has complied and is at all times in compliance with the terms and conditions of each such material Authorisation. The Borrower has not received any indication and is not aware of any facts or circumstances which might result in any such material Authorisation being suspended, revoked, amended, varied, withdrawn or not renewed and so far as the Borrower is aware no such material Authorisation will be suspended, revoked, amended, varied, withdrawn or not renewed as a result of the execution or performance of or the Finance Documents or a document to be executed pursuant thereto.

18.7	Governing law and enforcement
Subject to any applicable Reservations:
(a)	the choice of Malaysian law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions; and
(b)
any judgment or arbitral award obtained in Malaysia in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its Relevant Jurisdictions;

(c)
no Obligor is entitled to claim immunity from suit or enforcement in respect of itself or any of its assets, and to the extent that any Obligor may be entitled to such immunity in breach of the representation and warranty contained herein, such Obligor shall to the fullest extent possible in law irrevocably waive any such immunity.

18.8	No filing or stamp taxes
Under the law of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save in each case for complying with any applicable Perfection Requirements.
18.9	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.
18.10	No default/Material Adverse Effect
(a)
No Event of Default is continuing or would reasonably be expected to result from the making of the Utilisation or the entry into, performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which would reasonably be expected to have a Material Adverse Effect.

(c)	No event has occurred which has or is reasonably to be expected to have a Material Adverse Effect.
18.11	No breach of law
The Borrower has not breached any law or regulation applicable to it, which breach has, or would reasonably be expected to have, a Material Adverse Effect.
18.12	Information Package
(a)
No statement or information contained in the Information Package or the Finance Documents furnished by or on behalf of the Borrower to the Finance Parties or any of them for use in connection with the transactions contemplated by the Finance Documents, contained, as of the date such statement or information was so furnished and taken together with any prior statements and information, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

(b)
The projections contained in the Information Package are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Finance Parties that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(c)
Any expressions of opinion or intention provided by or on behalf of the Guarantor or the Borrower in connection with the Information Package, were made after due and careful consideration and based on reasonable assumptions as at the time such expressions of opinion or intention were made.

18.13	Financial statements
(a)	The Original Financial Statements were prepared in accordance with MASB, IFRS or US GAAP as at the date thereof.
(b)	The audited Original Financial Statements give a true and fair view of the Borrower’s financial condition and results of operations as at the end of and for the relevant period.
(c)	There has been no material adverse change in the Borrower’s assets, business or financial condition since 31st December 2010.

(d)	The Financial Year end of the Group and each member of the Group is 31st December.
(e)	Its most recent financial statements delivered pursuant to Clause 19.1 (Annual financial statements) or Clause 19.2 (Quarterly financial statements):
(1)
in the case of the Group, have been prepared in accordance with US GAAP, and in the case of financial statements of the Borrower, in accordance with US GAAP (quarterly unaudited financials) or MASB (annual statutory financials); and

(2)	give a true and fair view (if audited) or represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
(f)
As at the date of each Obligor’s most recent financial statements delivered under Clauses 19.1 (Annual financial statements) or as at the date of the Guarantor’s most recent financial statements delivered under Clause 19.2 (Quarterly financial statements), it had no material indebtedness (whether arising under contract or otherwise and regardless of whether or not contingent) which was not disclosed by those financial statements (or by the notes thereto) or reserved against therein, nor any unrealised or anticipated losses which were not so disclosed or reserved against.

18.14	No proceedings pending or threatened
(a)
No litigation, arbitration or administrative proceedings of or before any court, tribunal, arbitral body, agency or other forum (including any arising from or relating to Environmental Law) or any investigations or actions by any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against the Borrower or any of its assets.

(b)	No labour disputes which would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against the Borrower.
18.15	Security
Subject to any applicable Perfection Requirements, each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have, except for obligations mandatorily preferred by law applying to companies generally.

18.16	Legal and beneficial ownership
The Borrower is the absolute legal and beneficial owner of all the assets over which it purports to create Security pursuant to any Security Document, free from any Security other than Permitted Security.
18.17	Assets
The Borrower has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.
18.18	Environmental laws and licences
The Borrower has:
(a)	complied with all Environmental Laws to which it may be subject;
(b)	all Environmental Licences required in connection with its business and has complied with the terms of those Environmental Licences; and
(c)	no knowledge of any circumstances that would be reasonably likely to prevent or materially interfere with such compliance under paragraphs (a) and (b) above, in each case where failure to do so or such circumstances would reasonably be expected to have a Material Adverse Effect.
18.19	Group structure
The Borrower is a wholly-owned Subsidiary of the Guarantor.

18.20	No Financial Indebtedness, guarantees or Security
(a)	The Borrower does not have any Financial Indebtedness other than Permitted Financial Indebtedness.

(b)	The Borrower has not issued any guarantee other than a Permitted Guarantee.

(c)	No Security exists over all or any of its assets other than Permitted Security.
18.21 Intellectual Property
(a)	The Borrower owns or has licensed to it all material Intellectual Property for the conduct of its business as it is being conducted.
(b)	The Borrower has taken all necessary action (including payments of fees) to safeguard, maintain in full force and effect and preserve its ability to enforce all material Intellectual Property.
(c)	The Borrower has not infringed any material Intellectual Property of any third party in any material respect.
(d)	There has been no material infringement or threatened or suspected infringement of or challenge to the validity of any Intellectual Property owned by or licensed to the Borrower.
18.22	Solvency
No: (a) corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency proceedings); or (b) creditors’ process described in Clause 22.8 (Creditors’ process), has been taken or, to the knowledge of such Obligor, threatened in writing in relation to it; and none of the circumstances described in Clause 22.6 (Insolvency) applies to it.

18.23	Taxes
(a)	Each Obligor has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment other than any Taxes:

(1)	being contested by it in good faith and in accordance with the relevant procedures;
(2)	which have been disclosed to the Facility Agent and for which adequate reserves are being maintained in accordance with IFRS and MASB or US GAAP (as applicable); and
(3)
in relation to which payment can be lawfully withheld and which withholding will not result in the imposition of any material penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

(b)	The Borrower is resident in Malaysia for Tax purposes, and the Guarantor is resident in the United States of America for Tax purposes.
18.24	Documents
(a)
The documents provided to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors) are true, complete and accurate and in full force and effect, in each case as at the date any such documents are provided to the Facility Agent.

(b)
Any certified copy of a document provided to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors) is a true, complete and accurate copy of the original document and the original document was in full force and effect, in each case as at the date any such document is provided to the Facility Agent.

18.25	Times when representations made
(a)	The representations and warranties set out in this Clause 18 (except for Clause 18.12 (Information Package)) are:

(1)	made by each of the Borrower and the Guarantor on the date of this Agreement;
(2)	deemed to be made by each Obligor on the Utilisation Date by reference to the facts and circumstances then existing.
(b)	The representations and warranties set out in Clause 18.12 (Information Package) are deemed to be made by each Obligor:
(1)	with respect to the Information Memorandum, on the date on which the Information Memorandum is approved in writing by the Borrower; and
(2)	with respect to the Information Package (other than the Information Memorandum), on the date of this Agreement and the Utilisation Date, in each case by reference to the facts and circumstances then existing as at such time approved or dated (as applicable).
(c)
The Repeating Representations (except paragraph (e) of Clause 18.13 (Financial statements)) and the representations and warranties set out in Clause 18.6 (Validity and admissibility in evidence) and Clause 18.8 (No filing or stamp taxes), are deemed to be made by each Obligor on the date of the Utilisation Request, the Utilisation Date, the first day of each Interest Period and the date of any Security Document, by reference to the facts and circumstances then existing.

(d)
The representations and warranties set out in Clause 18.15 (Security) are deemed to be made by the Borrower and the relevant Obligor or Security Provider (as the case may be) who enters into such Security Document, on the date of such Security Document, in relation to that Security Document.

(e)
The representation and warranty set out in paragraph (e) of Clause 18.13 (Financial statements) is deemed to be made by each Obligor on the date of supply of each set of financial statements under Clause 19.1 (Annual financial statements) and Clause 19.2 (Quarterly financial statements).

19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
19.1	Annual financial statements
The Borrower shall supply to the Facility Agent in electronic form or in sufficient copies for each Lender as soon as the same becomes available, but in any event within 180 days after the end of each of its Financial Years, the audited annual financial statements for each of itself and the Guarantor, prepared in accordance with IFRS, MASB or US GAAP (as applicable) (commencing with such financial statements for the Financial Year ending 31 December 2010), certified by an authorised signatory of the Borrower or Guarantor (as applicable) as giving a true and fair view of its financial condition as at the end of such Financial Year and of the results of its operations during such Financial Year.
19.2	Quarterly financial statements
(a)
The Borrower shall supply to the Facility Agent in electronic form or in sufficient copies for each Lender as soon as the same become available, but in any event within 60 days after the end of each Financial Quarter, the unaudited financial statements for each of itself and the Guarantor prepared in accordance with IFRS, MASB or US GAAP (as applicable) for such period (commencing with such financial statements for such Financial Quarter ending after the Utilisation Date), certified by an authorised signatory of the Borrower or the Guarantor (as applicable) as representing its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period.

(b)	Each set of quarterly financial statements delivered pursuant to paragraph (a) above shall include:
(i)	a consolidated cashflow statement and profit and loss account for the relevant Financial Quarter and for the financial year to date; and
(ii)	a consolidated balance sheet as at the end of the relevant Financial Quarter.

19.3	Compliance Certificate
(a)
The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Annual financial statements) or Clause 19.2 (Quarterly financial statements), a Compliance Certificate which shall:

(1)
set out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) (including, where relevant, the effect of any election under Clause 20.4 (Equity cure)) as at, or, as the case may be, in respect of the relevant period ending on, the date as at which those financial statements were drawn up; and

(2)	confirm that no Default is continuing (or if a Default is continuing, specify the Default and the steps being taken to remedy it).

(b)	Each Compliance Certificate shall be signed by the authorised signatories of the Borrower.
19.4	Requirements as to financial statements
(a)
Each set of financial statements delivered by the Borrower or the Guarantor (as applicable) pursuant to Clause 19.1 (Annual financial statements) or Clause 19.2 (Quarterly financial statements) shall be certified by the authorised signatories of the Borrower or the Guarantor (as applicable) as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up and, in the case of the financial statements delivered pursuant to Clause 19.1 (Annual financial statements), shall be accompanied by a customary report for the relevant company provided by its auditors (provided that such auditors are willing to provide such report at no material additional cost and the Borrower or the Guarantor (as applicable) has used its reasonable endeavours to procure the provision of such report).

(b)
Each of Borrower and the Guarantor shall ensure that each set of financial statements delivered by it pursuant to Clause 19.1 (Annual financial statements) or Clause 19.2 (Quarterly financial statements) is prepared in accordance with US GAAP or MASB provided that if, in relation to any set of financial statements, there has been a change in US GAAP or MASB or reference periods the Borrower shall disclose in the aforementioned financial statements the following:

(1)	a description of the changes in US GAAP or MASB or reference periods (as applicable) affecting the relevant financial statements presented; and
(2)
sufficient information, in form and substance to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with, to determine any other relevant matter required to make a determination in respect of compliance with any requirement under the Finance Documents.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect US GAAP or MASB (as applicable).
19.5	Annual Budget
(a)
The Borrower shall supply to the Facility Agent in electronic form or in sufficient copies for each Lender as soon as the same becomes available, but in any event no later than sixty (60) days after the end of each of its Financial Years, a Budget in respect of that next Financial Year.

(b)	Each Budget shall include:
(1)	a projected consolidated cashflow statement (including projected EBITDA) and profit and loss account of the Borrower for that Financial Year;
(2)	a projected consolidated balance sheet of the Borrower as at the end of that Financial Year; and

(3)	Capital Expenditure projected to be made by the Borrower during that Financial Year.
(c)
The Borrower shall supply to the Facility Agent in electronic form or in sufficient copies for each Lender an updated Budget upon making any material change to the projections in the then most recent Budget.

(d)	The Borrower shall ensure that each Budget:
(1)
is prepared in accordance with IFRS, MASB or US GAAP and the accounting practices and financial reference periods applied to the financial statements under Clause 19.1 (Annual financial statements); and

(2)	has been approved by the board of directors of the Borrower.
19.6	Information: miscellaneous
The Borrower and the Guarantor, as applicable, shall supply to the Facility Agent in electronic form or in sufficient copies for each Lender the following documents which are relevant to it:
(a)	to be supplied by the Borrower — the details of the generation of Insurance Proceeds that require prepayment pursuant to Clause 7.3 (Mandatory prepayment — Insurance Proceeds);

(b)	to be supplied by the Borrower, promptly upon becoming aware of them:
(A)
the details of any litigation, arbitration, administrative proceedings or other disputes which are current, threatened or pending against the Borrower, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(B)	the details of any labour dispute affecting the Borrower which would reasonably be expected to have a Material Adverse Effect;
(C)
the details of any claim, notice or other communication received by the Borrower in respect of any actual or alleged breach of or liability under Environmental Law, or any event or circumstance which is likely to result in any such claim or notice, which, if substantiated, would reasonably be expected to have a Material Adverse Effect;

(D)
any material information or correspondence received from the Lessor or the relevant Governmental Authorities in relation to the Lease, including but not limited to the details of any actual or potential material claim made by or against the Borrower under the Lease Agreement, details of the progress of any such claim and notice of the resolution of any such claim;

(E)
the details of any default or potential default under any agreement to use any material Intellectual Property and any current, threatened or pending assertion or claim challenging the validity, or contesting the rights with respect to any material Intellectual Property, in each case used by the Borrower;

(c)
to be supplied by the Borrower or the Guarantor, as applicable — promptly upon request by the Facility Agent such further information regarding the financial condition, business and operations of the Borrower or the Guarantor as any Finance Party (through the Facility Agent) may reasonably request.

19.7	Notification of Default
(a)
Each Obligor shall notify in writing the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two authorized signatories of the Borrower or the Guarantor on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.8	Inspection of books and records and investigations
(a)	Each Obligor shall (and the Borrower shall ensure that each Obligor will) keep books and records which accurately reflect in all material respects all of its business, affairs and transactions.
(b)
Each Obligor shall (and the Borrower shall ensure that each Obligor will) permit any Finance Party (or any of its Representatives) following an Event of Default that is continuing and upon reasonable notice and at convenient times to visit any of its offices and, subject to any reasonable confidentiality requirements (as applicable), inspect any of its books and records, and discuss its financial matters with its officers and auditors.

19.9	Auditors
(a)	The Borrower shall ensure that it has at all times as its auditors any of the internationally recognised “big four” firms of accountants (or their respective affiliates in its Relevant Jurisdiction).
(b)	Unless required by applicable law, no Obligor shall change its Financial Year end from 31 December.
19.10	“Know your customer” checks
(a)	If:
(1)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(2)	any change in the status of an Obligor or a Security Provider or the composition of the shareholders of an Obligor or a Security Provider after the date of this Agreement; or
(3)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender or the Security Agent) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)
Each Lender shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Agent (in each case, for itself) in order for the Facility Agent and or Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	FINANCIAL COVENANTS

20.1	Definitions
In this Agreement:
“CFADS” in respect of any Relevant Date, means the cashflow available for debt service, i.e. the EBITDA for the 12 Months ending on the relevant Relevant Date:-
(a)	after deducting any amount of tax on profits, gains, income in respect of cash payments or cash payable;

(b)	after taking into account all increases and decreases respectively of accruals;
(c)	after taking into account all increases and decreases respectively of liabilities resulting from deliveries of goods and services;
(d)	after taking into account all increases and decreases respectively of receivables resulting from deliveries of goods and services;
(e)	after taking into account all increases and decreases respectively of the inventories, raw materials and supplies, work-in-process and finished product, advance payments and prepaid expenses; and
(f)	after taking into account all increases and decreases respectively of the Capital Expenditures.
“Capital Expenditures” in respect of any Relevant Date, means any expenditure (including any reinvestment of disposal proceeds but excluding any replacement of assets out of insurance proceeds) or obligations in respect of expenditure (including any obligation in respect of the capital element of any finance lease, operating lease or capital lease) for the acquisition of equipment, fixed assets, real property, intangible assets and other assets of a capital nature, or for the replacements or substitutions therefore or additions or improvements thereto in each case which would be consistent with the Borrower’s accounting policies and in line with US GAAP, together with costs incurred in connection therewith, during the 12 Months ending on the Relevant Date.

“Debt Service”, in respect of any Relevant Date, means in respect of the Borrower any due and payable fees, Interest Expense and repayments of principal in respect of any loan granted to the Borrower excluding amounts or principal and interest on loans granted by any member of the Group, during the 12 Months ending on the Relevant Date.
“Debt Service Coverage Ratio” in respect of any Relevant Date, means the ratio on the Relevant Date of CFADS to Debt Service.
“EBITDA” in respect of any Relevant Date, means the Borrower’s net results plus interest expenses minus interest income plus taxes plus depreciation plus amortization (excluding in each case extraordinary items) plus cash injections during any cure period/grace period of a financial covenant, during the 12 Months ending on the Relevant Date;
“Equity” means, in respect of any Relevant Date, the paid-in capital, ordinary share capital or subscribed capital of the Borrower during the 12 Months ending on the Relevant Date:
(a)	plus capital reserves;

(b)	after taking into account any retained earnings and accumulated deficits;

(c)	after taking into account any net income and net loss;

(d)	minus any receivables against shareholders;
(e)	plus any liabilities towards shareholders if subordinated to the claims of the Finance Parties against the Borrower under the Finance Documents; and
(f)	plus any subordinated shareholder debt.
“Guarantee” includes any other obligation (whatever called) of any person to:-
(a)
pay or provide funds (whether by way of the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequences of default in the payment of; or

(b)	otherwise be responsible for,
any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money of any other person.
“Interest Coverage Ratio” means, in respect of any Relevant Date, the ratio of EBITDA to Interest Expense for the 12 Months ending on the Relevant Date.
“Interest Expense” in respect of any Relevant Date, means in respect of the Borrower the aggregate amount of all interest, commitment fees and any other finance charges paid in cash or capitalized during such period by the Borrower on its borrowings, including:
(a)	the interest (but not capital) element of any Finance Leases;
(b)	costs that have the same economic effect as if they were interest or are otherwise treated under US GAAP as interest;

(c)	amounts in the nature of interest paid in respect of any share capital (other than common equity share capital);
(d)	any fees, costs, and expenses arising under the Finance Documents and paid during such period, minus all interest earned, during the 12 months ending on the Relevant Date;
“Net Debt” means, on any Relevant Date, (a) the amount of Total Debt on such Relevant Date; minus (b) the amount of Cash and Cash Equivalent Investments held by the Borrower on such Relevant Date.
“Net Total Leverage Ratio” in respect of any Relevant Date, means the ratio on the Relevant Date of (1) the amount of Net Debt to (2) EBITDA;
“Relevant Date” means each of the dates as at (or to) which a particular financial ratio is being tested, being the Utilisation Date and thereafter on each date falling at quarterly intervals thereafter.
“Tangible Net Worth” in respect of any Relevant Date, means in respect of the Borrower, an amount equal to:
(a)	the aggregate of the value of all assets of the Borrower that are classified as assets under US GAAP on such date;
(b)	less the aggregate of the value of all intangible assets of the Borrower on such date; and
(c)	less the aggregate value of all liabilities of the Borrower that are classified as liabilities under US GAAP on such date; and
“Total Debt” means in respect of any Relevant Date, all moneys borrowed (including debt incurred under any bill of exchange) of the Borrower plus (to the extent not already included under moneys borrowed):
(a)	the amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(b)	the amount incurred by acceptance of any certificate of indebtedness;

(c)	the amount of any mezzanine capital of the Borrower;

(d)	the amount of any liability in respect of any lease or hire purchase contract;
(e)	the amount of any trade liability with a remaining period of one (1) year and more;
(f)
the amount of any liability of the Borrower against another member of the Group with a remaining period of one (1) year and more (including but not limited to any contingent liability under Guarantees given by the Borrower for the benefit of members of the Group, which shall be valued at an amount equal to the outstanding principal amount of Financial Indebtedness guaranteed thereby at the date of determination); and

(g)	the amount of any subordinated shareholder loan granted to the Borrower (excluding the amount of any shareholder loan granted to cure a breach of any financial covenant under Clause 20.2).

20.2	Financial condition
The Borrower shall ensure that:
Net Total Leverage Ratio
(a)	the Net Total Leverage Ratio on each Relevant Date will not exceed 1.75:1.
Interest Coverage Ratio
(b)	the Interest Coverage Ratio on each Relevant Date must be at least 4.00:1.
Total Debt to Equity Ratio
(c)	the ratio of the Total Debt to Equity on each Relevant Date will not exceed 0.75:1.
Debt Service Coverage Ratio
(d)	the Debt Service Coverage Ratio on each Relevant Date must be at least 2.50:1.
Tangible Net Worth
(e)	the Tangible Net Worth on each Relevant Date must be at least US$600 million.
20.3	Financial covenant calculations
(a)
The financial covenants set out in Clause 20.2 (Financial condition) shall be calculated on a consolidated basis in accordance with US GAAP (unless expressly provided to the contrary), and shall be tested by reference to (except as needed to reflect the terms of this Clause 20.3) the financial statements and Compliance Certificates delivered under Clause 19.1 (Annual financial statements), Clause 19.2 (Quarterly financial statements) and Clause 19.3 (Compliance Certificate)).

(b)	For the purpose of this Clause 20.3 (including, for the avoidance of doubt, Clause 20.4 (Equity cure), no item shall be included or excluded more than once in any calculation.
(c)
For the purpose of this Clause 20, an amount outstanding or repayable on a particular day in a currency other than US Dollars shall on that day be taken into account in US Dollars equivalent at the rate of exchange that would have been used had an audited balance sheet of the Borrower been prepared as at that day in accordance with US GAAP.

20.4	Equity cure
(a)	The Borrower may cure any non-compliance with any requirement set out in Clause 20.2 (Financial condition) within twenty (20) Business Days from the earlier of:-

(1)	the Borrower becoming aware of such non-compliance; and

(2)	notification by the Facility Agent of such non-compliance,
by procuring the provision of New Equity and/or New Loans subordinated in accordance with the provisions of the Finance Documents, to the Borrower. Upon provision of such further equity and subordinated loans respectively the ratios set out in the requirements set out in Clause 20.2 (Financial condition) will be recalculated taking into account such further equity and subordinated loans. Where any such non-compliance with any requirement set out in Clause 20.2 (Financial condition) is cured in accordance with this Clause 20.4, no Default will arise as a consequence of that non-compliance.

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1	Change of Control
The Guarantor shall (and the Borrower shall procure that the Guarantor shall) at all times own legally and beneficially, whether directly or indirectly
(a)	more than fifty per cent. (50%) of the ordinary voting shares of the Borrower; and

(b)	more than fifty per cent. (50%) of the issued share capital of the Borrower;
21.2	Authorisations
Each Obligor shall (and the Borrower shall ensure that each Obligor will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and, if relevant to the Finance Documents, upon request by the Facility Agent (acting on the instructions of the Majority Lenders) supply certified copies to the Facility Agent of) any material Authorisation required under any applicable law or regulation of a Relevant Jurisdiction to:
(a)	enable it to perform its obligations under the Finance Documents to which it is a party;
(b)
ensure the legality, validity, enforceability or admissibility in evidence in the Relevant Jurisdictions of any Finance Document, subject to any applicable Reservations and Perfection Requirements; and

(c)	in the case of the Borrower, enable it to carry on its business as it is being conducted from time to time, if failure to obtain, comply with or maintain any such Authorisation would reasonably be expected to have a Material Adverse Effect.
21.3	Compliance with laws
The Borrower shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.
21.4	Environmental compliance
The Borrower shall:
(a)	comply with all Environmental Laws to which it may be subject and rectify any breaches of such Environmental Laws;

(b)	obtain all Environmental Licences required in connection with its business; and

(c)	comply with all Environmental Licences obtained in connection with its business, in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.
21.5	Environmental claims
The Borrower shall promptly notify the Facility Agent in writing upon becoming aware of:
(a)	any material Environmental Claim against it; or

(b)	any communication received by it in respect of any actual or alleged breach of or liability by it under Environmental Law, which would reasonably be expected to be adversely determined and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect.
21.6	Taxes
(a)
Each Obligor shall (and the Borrower shall ensure that each Obligor will) pay all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment.

(b)	Paragraph (a) above does not apply to any Taxes:

(1)	being contested by the Obligor in good faith and in accordance with the relevant procedures;
(2)	which have been disclosed in its financial statements and for which adequate reserves are being maintained in accordance with US GAAP; and
(3)	where payment can be lawfully withheld and failure to pay those Taxes does not have or would not reasonably be expected to have a Material Adverse Effect.

(c)	No Obligor may change its residence for Tax purposes.
Restrictions on business focus

21.7	Merger
(a)	The Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.
(b)	Paragraph (a) above does not apply to any amalgamation, demerger, merger, consolidation or corporate reconstruction which is a Permitted Merger.

21.8	Change of business
Save with the prior written consent of the Facility Agent, the Borrower shall not make a significant change to the general nature of its business which would result in or cause a change in the nature of its business (taken as a whole).
21.9	Business
The Borrower shall carry on and conduct its business and the business of its subsidiaries (if any) and affairs with due diligence and efficiency in accordance with sound financial and commercial standard and practices and in accordance with its constitutional documents, to the extent that not doing so will or is reasonably likely to give rise to a Material Adverse Effect.
Restrictions on dealing with assets and Security

21.10	Assets
The Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets subject to Security under the PEM Charge, and all of its other material assets necessary for the conduct of its business as conducted from time to time.
21.11	Pari passu
Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.12	Lease and Lease Agreement

(a)	Save with the prior written consent of the Facility Agent, the Borrower shall not:

(1)	amend, terminate, give any waiver or consent under; or
(2)	agree or decide not to enforce, in whole or in part, any term or condition of, or compromise or abandon any claim under; or
(3)	do or omit to do, or permit or suffer to be done or omitted, any act, omission or thing, which may in any way render the Borrower in material breach of the provisions of, the Lease Agreement which could be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.
(b)
The Borrower shall punctually pay all rentals in respect of the Lease under the Lease Agreement as and when they fall due, and perform and comply with its obligations under or in connection with the Lease Agreement where failing to do so would materially adversely affect the interests of the Finance Parties under the Finance Documents.

(c)	The Borrower shall take all reasonable and practical steps to preserve and enforce its rights, and pursue any claim or remedy, it has under or in connection with the Lease and the Lease Agreement.
21.13	Negative pledge
(a)
The Borrower shall not create, assume or permit to subsist any Security over (i) any of its assets charged under the PEM Charge, or (ii) its rights title and interest in and to the Lease, or (iii) any of its bank accounts.

(b)	Paragraph (a) above does not apply to any Security which is Permitted Security.
(c)	The Guarantor shall not create, assume or permit to subsist any Security over any of the shares of the Borrower.
21.14	Disposals
(a)
The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of its assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.
21.15	Arm’s length terms
(a)	The Borrower shall not enter into or permit to subsist any transaction, contract or arrangement with any person except on arm’s length terms and for fair market value.

(b)	Paragraph (a) above does not apply to a Permitted Transaction.
Restrictions on movement of cash — cash out

21.16	Loans or credit
(a)	The Borrower shall not be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan.
21.17	Guarantees
(a)	The Borrower shall not issue or allow to remain outstanding any guarantee or indemnity in respect of any liability or obligation of any person.

(b)	Paragraph (a) above does not apply to a Permitted Guarantee.
Movement of cash — cash in

21.18	Financial Indebtedness
(a)	The Borrower shall not incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to Financial Indebtedness that is Permitted Financial Indebtedness.
Miscellaneous

21.19	Insurance
The Borrower shall maintain insurances on and in relation to its business and material assets with reputable underwriters or insurance companies:
(1)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and
(2)	against those risks, and to the extent, required by applicable law.
21.20	Intellectual Property

(a)	The Borrower shall:
(1)
take all reasonable action to obtain, safeguard, maintain in full force and effect and preserve its ability to enforce all material Intellectual Property necessary for the conduct of its business as conducted from time to time, and not discontinue the use of any such material Intellectual Property, including:

(A)	paying all applicable renewal fees, licence fees and other outgoings; and
(B)
performing and complying with all material laws and material obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such other Intellectual Property;

(2)
promptly notify the Facility Agent of any material infringement or threatened or suspected material infringement of or any challenge to the validity of any necessary material Intellectual Property owned by or licensed to it which may come to its notice and supply the Facility Agent (if requested) with all information in its possession relating thereto; and

(3)	take all necessary steps (including the institution of legal proceedings) to prevent third parties materially infringing any necessary material Intellectual Property.

21.21	Perfection of NLC Charge
(a)	The Borrower shall as soon as practicable and in any event within three (3) months after it receives from the Lessor:-
(1)	the issue documents of title in respect of the Leased Lots together with the Memorandum of Lease relating to the Lease, duly executed by the Lessor; and
(2)	the latest quit rent and assessment receipts and all relevant documents and approvals as may be required in order to register the Lease with the relevant Government Authority, procure the registration of the Memorandum of Lease and the NLC Charge with the appropriate Governmental Authority. The Borrower shall promptly and in good faith exercise all such rights and powers, and undertake all such actions, as are available to it to ensure that the Lessor (i) delivers to the Borrower the documents and approvals referred to in sub-clauses (1) and (2) above, and (ii) agrees the form of and executes the Memorandum of Lease relating to the Lease, as soon as reasonably possible after issuance of the issue documents of title in respect of the Leased Lots.
(b)
Without prejudice to the provisions of the foregoing Clause 21.21(a), the Borrower shall take all such action as is available to it (including making all filings and registrations), and shall do all such acts or execute all such documents as the Security Agent may reasonably specify, in order to procure the registration of the Lease and the creation and perfection of the NLC Charge as aforesaid, including but not limited to delivery by the Borrower to the Security Agent or its solicitors of:-

(1)	the original issue documents of title in respect of the Leased Lots;

(2)	the executed and (save for stamping) registrable original and duplicate Memorandum of Lease;

(3)	the original and duplicate NLC Charge duly executed by the Borrower;
(4)	all stamp and registration fees payable in respect of the Memorandum of Lease and the NLC Charge; and
(5)	all other documents and information necessary for stamping and registration of the Lease and the NLC Charge (other than the original Lease Agreement), to enable the Security Agent’s solicitors to attend to the stamping and presentation for registration of the Lease and the NLC Charge as provided in Clause 21.21(c) below.
(c)
The Security Agent shall, upon receipt of all of the documents and items referred to in Clause 21.21(b)(1) to (5) above, promptly and at any rate within seven (7) Business Days of such receipt deliver such documents and items to its solicitors for them to promptly attend to the stamping and presentation for registration of the Memorandum of Lease and the NLC Charge with the relevant Governmental Authority. In the event of any delay on the part of the Security Agent’s solicitors in presenting the Memorandum of Lease and/or the NLC Charge for registration after such seven (7) Business Day period, the period of any such delay shall not be taken into account in determining whether the Borrower has complied with its obligations under Clause 21.21(a) above, and the three (3) month period referred to therein shall automatically be extended by the number of days of such delay.

(d)
The parties agree that where Security Agent’s solicitors have presented the Memorandum of Lease and the NLC Charge for registration with the relevant Governmental Authority pursuant to Clause 21.21(c) above:-

(1)
in the event the application for registration of the Memorandum of Lease and/or the NLC Charge is still being processed by the relevant Governmental Authority upon the expiry of the three (3) month period referred to in Clause 21.21(a) (or any extended period as provided for under Clause 21.21(c) above, as applicable), such period shall automatically be extended by a further period of two (2) months (the “Extended Registration Period”); and

(2)
in the event the application for registration of the Memorandum of Lease and/or the NLC Charge is still being processed by the relevant Governmental Authority upon the expiry of the Extended Registration Period, the Lenders will in good faith give reasonable consideration to any request by the Borrower for an extension of the period for the Borrower to procure the registration of the Memorandum of Lease and the NLC Charge.

The Security Agent shall instruct its solicitors (being the party presenting the Memorandum of Lease and the NLC Charge for registration) (i) to facilitate (to the extent lawful for them to do so), such meetings and correspondence between the Borrower or the Borrower’s solicitors and the relevant Governmental Authority as may be reasonably requested by the Borrower or its solicitors, and (ii) to keep the Borrower’s solicitors duly informed of the status of the application for registration of the Memorandum of Lease and the NLC Charge.
(e)	The Borrower shall promptly notify the Facility Agent if:

(1)	it exercises or decides not to exercise its option in relation to the Option Lots; or

(2)	any application for sub-division of Lots 8 and 9 is submitted or proposed to be submitted by the Lessor to the appropriate Governmental Authority; or

(3)	individual issue documents of title are issued in respect of the Leased Lots (or, in the event the Borrower does not exercise its option in relation to the Option Lots, Lots 8 and 9).

21.22	Further assurance
(a)
Subject to the Security Principles, each Obligor shall (and the Borrower shall ensure that each Obligor will) at its own expense promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, instructions and powers of attorney) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(1)
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment, powers of attorney or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Secured Parties provided by or pursuant to the Secured Documents or by applicable law; and/or

(2)	(following an Enforcement Event) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security.
(b)
Each Obligor shall (and the Borrower shall ensure that each Obligor shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)
No Obligor shall (and the Borrower shall ensure that no Obligor will) do, or consent to the doing of, anything which could reasonably be expected to prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents.

21.23	Section 62 of the Banking & Financial Institutions Act 1989
The Borrower shall forthwith notify the Facility Agent in writing if it becomes aware of any fact which would or may reasonably cause any Lender to be in contravention of Section 62(1) of the Banking & Financial Institutions Act 1989 or any similar limit or restriction as notified to the Borrower that may be imposed upon any Lender from time to time by Bank Negara Malaysia or other Governmental Authority having jurisdiction over that Lender.
21.24	Access
If an Event of Default is continuing or the Facility Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times at the risk and cost of the Borrower to:
(1)	the premises, assets, books, accounts and records of the Borrower; and

(2)	meet and discuss matters with the management, officers and/or employees of the Borrower, in each case for the purpose of investigating any material event or circumstance.
22.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.18 (Acceleration) and Clause 22.19 (Remedied financial covenant breaches).
22.1	Non-payment
Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)
its failure to pay is caused by administrative or technical error or a material disruption to the payment or communications systems or financial markets required to operate in order for payments to be made in connection with the Facility which is not caused by and is outside the control of the Obligor; and

(b)	such payment is made within five (5) Business Days of its due date.
22.2	Financial covenants
Subject to Clause 20.4 (Equity cure), any requirement of Clause 20 (Financial covenants) is not satisfied.
22.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants) unless failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (A) the Facility Agent giving notice to the Borrower and (B) any Obligor becoming aware of the failure to comply.

22.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other material document or any material information delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within fifteen (15) Business Days of the earlier of (A) the Facility Agent giving notice to the Borrower and (B) any Obligor becoming aware of the misrepresentation.
22.5	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of such Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$15 million (or its equivalent in another currency or currencies).

22.6	Insolvency
(a)
Any Obligor is unable or admits inability to or is deemed to or declared to be unable to pay its debts as they fall due, suspends or threatens to suspend making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Finance Parties) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities.
(c)	A moratorium is declared in respect of any indebtedness of any Obligor under any of the Finance Documents.
22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(1)
the suspension of payments, a moratorium of any indebtedness under any of the Finance Documents, bankruptcy, liquidation, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(2)	a composition, compromise, assignment or arrangement with any class of creditors of any Obligor relating to a material portion of that Obligor’s debts;

(3)
the appointment of a liquidator, receiver, administrative receiver, receiver and manager, trustee, administrator, conservator or other similar officer in respect of any Obligor or, in each case, any of its assets; or

(4)	enforcement of any Security over any asset or assets of any Obligor, or any analogous procedure or step is taken in any Relevant Jurisdiction in respect of an Obligor.
(b)
Paragraph (a) above shall not apply to (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of commencement and prior to its advertisement and (ii) any step or procedure which is a Permitted Transaction.

22.8	Creditors’ process
(a)
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor having an aggregate value of US$15 million or more (or its equivalent in another currency or currencies) and is not discharged within thirty (30) days.

(b)
Any Obligor fails to pay when due any sums having an aggregate value of US$15 million or more (or its equivalent in another currency or currencies) which it is obliged to pay under any final and conclusive judgments or court orders and for which insurance cover has not been taken.

22.9	Unlawfulness and invalidity
(a)
It is or becomes unlawful for an Obligor or any Security Provider to perform any of its material obligations under the Finance Documents or any subordination effected or purported to be effected under the Finance Documents is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor or any Security Provider under any Finance Documents are not or cease to be legal, valid, binding or enforceable.
(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Finance Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.10	Lease Agreement

(a)	The Lease or the Lease Agreement is terminated in accordance with its terms.
(b)
The Borrower commits a material breach of the Lease or the Lease Agreement, entitling the Lessor to terminate the same, save and except where such breach is cured within any applicable cure periods under the Lease or the Lease Agreement.

(c)	The Borrower repudiates or rescinds the Lease or the Lease Agreement or evidences an intention to repudiate or rescind the Lease or the Lease Agreement.
(d)	The Leased Lots or any material portion thereof are compulsorily acquired or made the subject of any compulsory acquisition proceedings by any Governmental Authority.

(e)	No Event of Default will occur under this Paragraph 22.10:-
(1)
in the case of any termination or rescission of the Lease or the Lease Agreement as a result of any acquisition by the Borrower of the Leased Lots, where the Leased Lots are made subject to Security in favour of the Finance Parties on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders); or

(2)
in any case where the Borrower and the Lenders have agreed in writing to the release of Security over the Lease or the Lease Agreement on the basis of the provision of substitute or alternative Security by the Borrower or any other person, or reduction of the Loan, as the case may be, and the Borrower or such other person, as the case may be, shall have created such substitute or alternative Security or the Borrower shall have made the required payment for the reduction of the Loan, as the case may be, in accordance with the agreement between the parties.

22.11	Cessation of business
The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business. For the purposes of this Clause 22.11, a part of the Borrower’s business shall be deemed to be a material part of its business where the cessation or suspension of such part has, will have or could reasonably be expected to have, a Material Adverse Effect.
22.12	Audit qualification
(a)	The auditors of any Obligor materially qualify the audited annual consolidated financial statements of the Obligor.
(b)
No Event of Default under paragraph (a) above will occur if the auditors state that such qualification is of a technical nature, and the circumstances giving rise to such qualification are capable of remedy and is remedied within ten (10) Business Days of the date of notification of the qualification by the auditors to the Obligor.

22.13	Litigation
(a)
Any litigation, arbitration, proceeding or dispute is started against the Borrower or in relation to its assets by any third party which is reasonably likely to be adversely determined and could reasonably be expected to have a Material Adverse Effect.

(b)	Any Obligor shall fail to satisfy any final and conclusive unappealable judgment obtained against any Obligor and such failure has a Material Adverse Effect.
22.14	Expropriation
(a)
The authority or ability of any Obligor to conduct its business is materially limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Obligor or any of its assets, or such action has or is reasonably likely to have a Material Adverse Effect.

(b)
Any Charged Assets are subject to any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person, where such action has or is reasonably likely to have a Material Adverse Effect.

22.15	Repudiation
Any party (other than a Finance Party) to a Finance Document repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document where to do so has or would reasonably be expected to have a Material Adverse Effect on the interests of the Finance Parties under the Finance Documents.
22.16	Material adverse change
The Majority Lenders determine that a Material Adverse Effect has occurred or might reasonably be expected to occur.
22.17	Authorisations
Any material Authorisations which are required for or in connection with or necessary for the conduct of the Borrower’s business or the Project are withdrawn, cancelled, revoked, suspended or fail to be renewed, and such event has or is, in the reasonable opinion of the Facility Agent likely to have a Material Adverse Effect on the interests of the Finance Parties under the Finance Documents.
22.18	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)
declare that all or part of the Utilisation, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisation be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or
(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
22.19	Remedied financial covenant breaches
No Event of Default under Clause 22.2 shall occur if the Borrower has cured the non-compliance of Clause 20.2 in accordance with the provisions of Clause 20.4.

SECTION 9
CHANGES TO PARTIES
23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders
Subject to this Clause 23, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to any licensed financial institution or, to the extent permitted by law, to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided always that for so long as no Enforcement Event has occurred, (i) such New Lender has obtained the benefit of a letter of undertaking or similar agreement with the Government of Malaysia in relation to the Loan, and (ii) the Borrower shall not be required to bear any additional borrowing costs or Taxes or to pay to the New Lender interest at a rate higher than the rate payable to the Existing Lender prior to such assignment or transfer, by reason solely of the assignment or transfer to the New Lender.
23.2	Conditions of assignment or transfer
(a)
Save and except where an Enforcement Event has occurred (in which case the Borrower’s consent will not be required), the consent of the Borrower is required for any assignment or transfer, but such consent must not be unreasonably withheld, delayed or refused. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(b)	An assignment will only be effective on:
(1)
receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(2)
performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(d)	If:
(1)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(2)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or paragraph (a) of Clause 13.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee
Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (i) to another Lender or (ii) to a Related Corporation of a Lender or (iii) made pursuant to the Syndication, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of RM1,000 (or its equivalent in another currency or currencies).
23.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(1)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(2)	the financial condition of any Obligor or other person;
(3)	the performance and observance by any Obligor or other person of its obligations under the Finance Documents or any other documents; or
(4)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(1)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Secured Document; and

(2)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(1)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(2)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or other person of its obligations under the Finance Documents or otherwise.
23.5	Procedure for transfer
(a)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent either (i) executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender or (ii) executes a Syndication Agreement duly completed and delivered to it by all Lenders (as Existing Lenders) and the New Lender or New Lenders (as the case may be). The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate or Syndication Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate or Syndication Agreement.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate or Syndication Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:
(1)
to the extent that in the Transfer Certificate or Syndication Agreement the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(2)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(3)
the Facility Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(4)	the New Lender shall become a Party as a “Lender”.
23.6	Procedure for assignment
(a)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:
(1)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(2)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(3)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)
Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Copy of Transfer Certificate or Assignment Agreement to the Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate, or Assignment Agreement.
23.8	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this Clause 23, each Lender may upon prior written notice to the Obligors, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or Representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9	Pro rata interest settlement
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.10	Replacement of a Defaulting Lender
(a)
The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to this Clause 23 all (and not part only) of its rights and obligations under this Agreement in relation to the Facility, to a Lender or other licensed financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisation and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(1)	the Borrower shall have no right to replace the Facility Agent or Security Agent;

(2)	the Replacement Lender shall not be a member of the Group or a Related Corporation of a member of the Group;
(3)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(4)	the transfer must take place no later than thirty (30) days after the notice referred to in paragraph (a) above; and
(5)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors
Save with the prior written consent of the Facility Agent, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES
25. ROLE OF THE FACILITY AGENT, THE SECURITY AGENT AND THE ARRANGERS
25.1 Appointment of the Facility Agent and the Security Agent
(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)
Each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by Malaysian law, or any other law from time to time designated by the Security Agent and an Obligor.

(c)
Except as expressly provided in paragraph (b), each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents and authorises the Security Agent to execute any Security Document and any relevant document on its behalf.

(d)
Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(e)
In acting as Facility Agent for the Lenders, the Facility Agent’s syndication division (or such other division as may undertake such task) shall be treated as a separate entity from any other of its divisions or departments and, despite the provisions of this Clause 25, if the Facility Agent acts for or transacts business with any member of the Group in any capacity in relation to any other matter (including as an Arranger under this Agreement), any information given by any member of the Group to the Facility Agent in such other capacity may be treated as confidential by the Facility Agent.

25.2	Duties of the Facility Agent and the Security Agent
(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.
(c)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)
The Facility Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 13 (Security agency provisions).

(g)	The duties of the Facility Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.
(h)	The Facility Agent and the Security Agent shall have no other duties save as expressly provided for in the Finance Documents.
(i)
The Facility Agent shall except as regards purely administrative acts, consult whenever reasonably practicable with the Lenders before doing or refraining from doing any act or thing in the exercise of its powers as agent and/or trustee.

(j)
The Facility Agent shall as soon as practicable upon receipt inform each Lender of the contents of any notice or document or other information (addressed to all Lenders generally or which the Lenders are expressly entitled to receive pursuant to the terms of any Finance Document) received by it in its capacity as Facility Agent under any Finance Document from an Obligor.

25.3	Role of the Arrangers
Except as specifically provided in the Finance Documents, none of the Arrangers has any obligations of any kind to any other Party under or in connection with any Finance Document.
25.4	Exoneration
Despite anything to the contrary expressed or implied in this Agreement, none of the Finance Parties shall:
(a)	be bound to enquire as to:
(i)	whether or not any representation or warranty made by an Obligor under or in connection with any Finance Document is true;

(ii)	the occurrence or otherwise of any Default;
(iii)	the performance by an Obligor of its obligations under any Finance Document;
(iv)	any breach or default by an Obligor of or under its obligations under any Finance Document;
(b)	be bound to account to any Finance Party for any fee or other sum or the profit element of any sum received by it for its own account;
(c)
be bound to disclose to any other Person any information relating to any member of the Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

(d)
be under any fiduciary or other duty towards any Finance Party or under any obligations (including any liability to hold any money paid to it on trust or be liable to account for interest on such money);

(e)	be liable or responsible (in the absence of its own gross negligence or wilful default):
(i)
for any failure, omission, or defect in the due execution, delivery, validity, legality, adequacy, performance, enforceability, or admissibility in evidence of any Finance Document or any communication, report or other document delivered under any Finance Document; or

(ii)	in respect of its exercise or failure to exercise any of its powers and duties under any Finance Document: or
(iii)	for the collectability of any sums payable under any Finance Documents; or
(iv)
for any recital, statement, representation or warranty made by any member of the Group or any officer thereof, contained in any Finance Document, or in any certificate, report, statement or other document referred to or provided for in, or received by it under or in connection with any Finance Document; or

(v)
for the supervision of any person to whom it has delegated any trusts, powers, authorities or discretions vested in it or (in the absence of gross negligence or wilful default by the relevant Agent) be in any way liable for any loss incurred through the misconduct or default of such delegate;

(f)	be under any obligations other than those expressly provided for in the Finance Documents and shall have no liability or responsibility of any kind to:
(i)
any Obligor arising out of or in relation to any failure or delay in the performance or breach by any Finance Party (other than itself) of any of that Finance Party’s obligations under any Finance Document; or

(ii)	any Finance Party arising out of or in relation to any failure or delay in the performance or breach by an Obligor of any of that Obligor’s obligations under any Finance Document; or
(g)
(in the case where the Finance Party is the Facility Agent or the Security Agent) be liable in any manner and the Facility Agent or (as the case may be) the Security Agent shall be fully protected as between the Finance Parties if it acts in accordance with the instructions of the Majority Lenders or (as the case may be) all the Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders or (as the case may be) all the Lenders will be binding on all the Finance Parties. In the absence of such instructions the Facility Agent or (as the case may be) the Security Agent may act as it considers to be in the best interests of all the Finance Parties and in so doing shall be fully protected as between the Finance Parties.

25.5	Role of the Security Agent
The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.
25.6	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Facility Agent, the Security Agent (except as expressly provided in any Finance Document) or any Arranger as a trustee or fiduciary of any other person.

(b)
Neither the Facility Agent, the Security Agent (except as expressly provided in any Finance Document) nor any of the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.7	Business with the Group
The Facility Agent, the Security Agent and each of the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
25.8	Rights and discretions of the Facility Agent and the Security Agent

(a)	The Facility Agent and the Security Agent may rely on:
(1)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and
(2)
any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)
The Facility Agent and the Security Agent may assume (unless it has actually received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent or security trustee for the Finance Parties) that:

(1)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));
(2)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(3)	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)
Each of the Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts or other advisers whose advice or services it deems necessary, expedient or desirable and may rely upon any advice so obtained.

(d)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)
The Facility Agent may assume that each New Lender’s Facility Office is that identified in the Transfer Certificate under which it became a party to this Agreement until it has received from such New Lender a notice designating some other office of such New Lender as its Facility Office, and may act upon any such notice until the same is superseded by a further such notice.

(g)	The Facility Agent may rely as to matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate or statement signed by or on behalf of such Obligor.

(h)
The Facility Agent may refrain from taking any step to protect or enforce the rights of any Lender under any Finance Document and from beginning any legal action or proceeding arising out of or in connection with any Finance Document until it has been indemnified and/or secured as it may require (whether by way of payment in. advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

(i)
The Facility Agent may do any act or thing in the exercise of any of its powers and duties under the Finance Documents which may lawfully be done and which in its absolute discretion it deems necessary or reasonably desirable for the protection and benefit of the Finance Parties collectively including the investment of monies in any investments authorised by any applicable law.

(j)	The Facility Agent may perform any of its duties, obligations and responsibilities under the Finance Documents by or through its personnel or agents.
(k)
The Facility Agent may accept deposits from, lend money (secured or unsecured) to and generally engage in any kind of banking or other business with any member of the Group without any liability to account.

(l)
The Facility Agent may carry on any banking or other business with any member of the Group without liability to account as though it were not the Facility Agent or (as the case may be) Security Agent and without notice to or consent of the Lenders and shall be under no obligation to provide any information regarding any member of the Group which it receives as a result of such activities to any other Finance Party. With respect to its participation in the Facility, each of the Facility Agent and Security Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Facility Agent or (as the case may be) Security Agent.

(m)
The Facility Agent may deposit any instruments, documents or deeds delivered to it with any Lender or professional custodian or with any Finance Party’s legal advisers and shall not be liable for any loss thereby incurred in the absence of any gross negligence or wilful default by it.

(n)
The Facility Agent may delegate from time to time by power of attorney or otherwise to any person it thinks fit any of its rights, trusts, powers, authorities or discretions vested in it by any Finance Document which, in each case, relate to purely administrative acts only and on any terms and subject to any conditions or regulations as it thinks fit.

(o)
The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 10.2 (Market disruption).

(p)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor any of the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion:

(i)	constitute a breach of any law or regulation; or
(ii)	constitute a breach of any requirements (whether or not having the force of law) of any governmental, judicial or regulatory body; or

(iii)	render it liable to any person, and it may do anything which is in its opinion necessary to comply with any such applicable law or requirement; or
(iv)	constitute a breach of a fiduciary duty or duty of confidentiality.
25.9	Majority Lenders’ instructions
(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or Security Agent (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent, as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
(c)
Each of the Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Facility Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
Neither the Facility Agent or the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s written consent) in any legal or arbitration proceedings relating to any Finance Document.

25.10	Responsibility for documentation
Neither the Facility Agent, any Arranger nor the Security Agent:
(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, any Arranger, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.11	Exclusion of liability
(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.9 (Disruption to Payment Systems etc.)), the Facility Agent will not be liable for any action taken by it or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent in respect of any claim it might have against the Facility Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph.

(c)
Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent, any Arranger or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Arrangers or the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, any Arranger or the Security Agent.

25.12	Lenders’ indemnity to the Facility Agent
(a)
Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments or participations in the Loan then outstanding) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)
If the Available Facility is zero each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facility immediately prior to its reduction to zero, unless there is then any portion of the Loan outstanding in which case it shall be in proportion to its participations in the Loan then outstanding.

25.13	Resignation of the Facility Agent or the Security Agent
(a)
The Facility Agent or the Security Agent may resign and appoint one of its Related Corporations acting through an office in Malaysia as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Facility Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or, as the case may be, Security Agent.

(c)
If the Majority Lenders have not appointed a successor Facility Agent or, as the case may be, the Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent or, as the case may be, the Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent and the Lenders shall perform all the duties of the Facility Agent under the Finance Documents until such time as a successor Facility Agent or Security Agent is appointed.

(d)
The retiring Facility Agent or Security Agent shall make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as agent under the Finance Documents and shall pay to the successor a proportion of the fee which has been paid in advance to the Facility Agent or the Security Agent, as the case may be.

(e)
The resignation notice of the Facility Agent or Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Transaction Security to that successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above.

25.14	Confidentiality
(a)
The Facility Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Finance Parties), shall be regarded as acting through its respective agency or security agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders
(a)
The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(1)	entitled to or liable for any payment due under any Finance Document on that day; and
(2)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders
(a)
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(1)	the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor;
(2)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(3)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(4)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

(b)	Each Lender confirms to each other Finance Party that it has not relied, and will not rely, on any other Finance Party:
(1)
to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by or on behalf of any Obligor in connection with any Finance Document and/or the transactions contemplated in the Finance Documents (whether or not such information has been or is after the date of this Agreement circulated to such Lender by another Finance Party); or

(2)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

(c)
Each Lender acknowledges that none of the Facility Agent, Security Agent or Arrangers has made any representation or warranty to it, and that no act by an Agent taken in the future, including any review of the affairs of the Group, shall be deemed to constitute any representation or warranty by such Agent to any Lender.

25.17	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is a Related Corporation) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or a Related Corporation of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank. If a Reference Bank ceases generally to offer quotations for KLIBOR, the Facility Agent shall (in consultation with the Borrower) appoint another bank or financial institution approved by the Majority Lenders to replace that Reference Bank.
25.18	Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
25.19	Security Agency Provisions
The provisions of Schedule 9 (Security Agency provisions) shall bind each Party.

25.20	Disclaimer
Each Finance Party accepts no responsibility to any other Finance Party for the accuracy and/or completeness of any information supplied in connection with any Finance Document or for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and a Finance Party shall be under no liability to any other Finance Party as a result of taking or omitting to take any action in relation to any Finance Document (except in the case of its gross negligence or wilful misconduct of such Finance Party (as the case may be)).
25.21	No actions against individuals
Each of the Finance Parties agrees that it will not assert or seek to assert against any director, officer or employee of any other Finance Party any claim it may have against any of them in respect of the matters referred to in this Clause 25 and such directors, officers or employees may rely on this Clause.
26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;
(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
27.3	Recovering Finance Party’s rights
(a)
On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), of a payment received by a Recovering Finance Party, the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
27.5	Exceptions
(a)
This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(1)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
28.	PAYMENT MECHANICS
28.1	Payments to the Facility Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 28.10 (Payments to the Security Agent)) or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.
28.2	Distributions by the Facility Agent
(a)
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) and Clause 29.10 (Payments to the Security Agent), be made available by the Facility Agent by payment as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency. Any notice given to the Facility Agent by a Party under this paragraph (a) is only effective when the original notice is received by the Facility Agent signed by an authorised officer of that Party.

(b)
The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Facility Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled to that payment immediately before such transfer took place regardless of the period to which that payment relates.

28.3	Distributions to an Obligor

The Facility Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback
(a)
Where a sum is to be paid to the Facility Agent or the Security Agent under the Finance Documents for another Party, the Facility Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by it shall on demand refund the same to the Facility Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

28.5	Partial payments
(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(1)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Security Agent or the Arrangers under the Finance Documents;
(2)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(3)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(4)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.7	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)
During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, RM is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than RM shall be paid in that other currency.
28.9	Disruption to Payment Systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:
(a)
the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 28 (Amendments and Waivers);

(e)
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.9; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
28.10	Payments to the Security Agent
Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:
(a)	any Obligor to pay all sums due under any Finance Document; or
(b)	the Facility Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

29.	SET-OFF

Following the occurrence of an Event of Default which is continuing, a Finance Party may, but is not obliged to, and notwithstanding any settlement of account or other matter, combine or consolidate all or any then-existing accounts of the Borrower in the name of such Finance Party and any of its Related Corporations at any branch or office, and set off any obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party or its Related Corporations to that Obligor, regardless of the place of payment, booking branch or currency of either obligation whether such obligations are present future actual contingent primary collateral several or joint. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES
30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or under Clause 30.5 (Electronic communication) by email.

30.2	Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower or the Guarantor, that identified with its name below;
(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Facility Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number, email address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(1)
if sent by fax before 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided, in each case, that the person sending the fax shall have received a transmission receipt/if by way of fax, when received in legible form; or

(2)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(3)
if by way of email, if it complies with the rules under Clause 30.5 (Electronic communication), and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer. For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

(b)
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
30.4	Notification of address, fax number and email address

Promptly upon receipt of notification of an address, fax number or email address or change of address, fax number or email address pursuant to Clause 30.2 (Addresses) or changing its own address, fax number or email address, the Facility Agent shall notify the other Parties.

30.5	Electronic communication
(a)	Any communication to be made between any of the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Parties:
(1)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(2)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(3)	notify each other of any change to their electronic mail address or any other such information supplied by them.

Any Party which sets out an email address as part of its “administration details” provided by it to the Facility Agent from time to time in connection with the Finance Documents is deemed to agree to receiving communications from any other Party by electronic mail to that email address.

(b)	Any electronic communication made:
(1)	by a Party will be effective when it is sent by such Party unless such Party receives a message indicating failed delivery; and
(2)
by any Party to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is addressed in such a manner as the Facility Agent shall specify to the other Parties for this purpose.

(c)
A Party shall notify any affected Parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until such Party has notified the other affected Parties that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 30 (Notices).

30.6	Reliance
(a)
Any notice sent under this Clause 30 can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original or facsimile) of an authorised signatory of the sender or, as applicable, if it is sent from an email address notified for this purpose pursuant to Clause 30.5 (Electronic communication) (in each case without the need for further enquiry or confirmation).

(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.
30.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(1)	in English; or
(2)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES
31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are, save for manifest error, prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Kuala Lumpur interbank market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS
34.1	Required consents
(a)
Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
(c)	Each Obligor acknowledges that its consent is not required for any amendment or waiver permitted by this Clause 28 which is agreed to by the Borrower.
34.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(1)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(2)	an extension to the date of payment of any amount under the Finance Documents;
(3)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(4)	an increase in or an extension of any Commitment;
(5)	a change to the Borrower or the Guarantor other than in accordance with Clause 24 (Changes to the Obligors);
(6)	any provision which expressly requires the consent of all the Lenders;
(7)
Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.2 (Mandatory prepayment — Change of Control, ), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties) or this Clause 34.2;

(8)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document);
(9)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity), shall not be made without the prior consent of all the Lenders.
(b)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent or any Arranger (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Security Agent or, as the case may be, the Arranger.

35.	CONFIDENTIALITY
35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)	to:
(i)	any of its Related Corporations, head office and any other branch and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives;
(ii)
professional advisers of, and service providers providing general administrative, back-office, technical, warehousing or data processing services to, that Finance Party or any Related Corporation of that Finance Party, who shall be under a duty of confidentiality to that Finance Party or Related Corporation of that Finance Party, where such disclosure is reasonably necessary in connection with the transactions and matters contemplated under the Finance Documents, or to enable the Finance Party to exercise its rights and powers under the Finance Documents or conferred on it by law, or to comply with its legal or regulatory duties or obligations;

(iii)
any person to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Related Corporations, Representatives and professional advisers;

(iv)
any person with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Related Corporations, Representatives and professional advisers;

(v)	any person to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights);
(vi)
to any court, tribunal or Governmental Authority with jurisdiction over that Finance Party or any Related Corporation of that Finance Party (provided that the Finance Party shall, to the extent permitted by law or regulation, use its reasonable endeavours to notify the Borrower prior to making such disclosure);

(vii)	any other Party;

(viii)	any person as required by any applicable law, rule or regulation; or
(ix)	any other person with the consent of the Borrower,

such Confidential Information as that Finance Party shall reasonably consider appropriate, provided that:-
(A)
in relation to paragraphs (a)(i) to a(vii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information or is already bound in writing by confidentiality obligations of comparable or superior effect;

(B)	insofar not inconsistent with the aforesaid, the Finance Party observes and complies with the provisions of the Personal Data Protection Act 2010, as and when it comes into force.
35.3	Disclosure to numbering service providers
(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(1)	names of Obligors;
(2)	country of domicile of Obligors;
(3)	place of incorporation of Obligors;
(4)	date of this Agreement;
(5)	the names of the Facility Agent and the Arrangers;
(6)	date of each amendment and restatement of this Agreement;
(7)	amount of Total Commitments;
(8)	currencies of the Facility;
(9)	type of Facility;
(10)	ranking of Facility;
(11)	Final Maturity Date for Facility;
(12)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and
(13)	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Borrower and the other Finance Parties of:
(1)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(2)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
35.4	Entire agreement

This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	No higher degree of confidentiality

This Clause 35 is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with any Obligor for a higher degree of confidentiality than that described in Sections 97 and 99 of the Banking & Financial Institutions Act 1989.

36.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Malaysian law.
38.	ENFORCEMENT
38.1	Jurisdiction
(a)
The courts of Malaysia have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Malaysia are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.
(d)	To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
38.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Malaysia):
(1)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Malaysian courts in connection with any Finance Document; and
(2)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must promptly (and in any event within five (5) Business Days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

38.3	Consent to Enforcement etc.

The Obligors irrevocably and generally consent in respect of any proceedings anywhere in connection with any Finance Document to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

38.4	Waiver of Immunity

The Obligors irrevocably agree that, should any Party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise in connection with any Finance Document), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or with respect to its assets, any such immunity being irrevocably waived. Each Obligor irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties
PART I
The Borrower

Jurisdiction of incorporation and registration
Name of Borrower	number (or equivalent, if any)

First Solar Malaysia Sdn. Bhd.	Malaysia (Company No. 758827-T)

PART II

The Guarantor

Jurisdiction of incorporation and registration
Name of Guarantor	number (or equivalent, if any)

First Solar, Inc.	Delaware, United States of America

PART III
The Original Lenders

Commitment
Name of Original Lender	(RM)
CIMB Bank Berhad	155,000,000
Malayan Banking Berhad	155,000,000
RHB Bank Berhad	155,000,000
Total	465,000,000

SCHEDULE 2
Conditions precedent
1.	Original Obligors
(a)	A certified true copy of the constitutional documents of the Borrower and the Guarantor.
(b)	An original or certified true copy of a resolution of the board of directors or equivalent body of the Borrower and the Guarantor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b) above.
(d)	A certificate of the Borrower and the Guarantor (signed by a director):
(i)	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;
(ii)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;
(iii)	confirming that no Default has occurred, and it is not aware of any event which has or is reasonably likely to have a Material Adverse Effect;
(iv)	confirming that all representations and warranties made by it in the Finance Documents are true and accurate in all material respects; and
(v)
in the case of the Borrower, confirming that the Lease Agreement is valid and binding and in full force and effect, that there has been no breach of the same, and that the Borrower has paid in full the consideration sum of RM33,847,457.34 for the Lease.

2.	Security
Confirmation from the Security Agent that it has received each of the following documents in form and substance satisfactory to it (acting on the instructions of the Lenders):
(a)	A copy of each of this Agreement and the following Security Documents, duly executed by the parties to it and stamped:
(i)	the Deed of Assignment (Leased Lots);
(ii)	the PEM Charge;

(b)	The duly executed and stamped original Lease Agreement;
(c)
Copy of the written notice of the assignment under the Deed of Assignment (Leased Lots) issued by the Borrower to the Lessor, together with the written acknowledgement of receipt of the same by the Lessor;

(d)	Copy of the notice of the charge under the PEM Charge issued by the Borrower to the Lessor, together with the written acknowledgement of receipt of the same by the Lessor;
(e)
Written consent from the Lessor as to the assignment of the Borrower’s rights, title and interest under the Lease Agreement, and in and to the Leased Lots, and the creation of the National Land Code charges over the Lease upon issuance of the individual issue documents of title to the Lease Lots, where applicable;

(f)
Written consent from the Lessor to the sale, assignment or transfer of the Leases upon enforcement of the Security over the Leases (for the avoidance of doubt, such consent may be made subject to conditions that:-

(i)	the Lessor or its nominee be given a right of first refusal to acquire the Leases in the event of enforcement;
(ii)
in the event the Lessor does not acquire the Leases, then the Leases may only be sold, assigned or transferred to (i) an acquiror which qualifies as a “high technology company” engaged in the promoted activities or production of promoted products as identified by the Malaysian Industrial Development Authority or (ii) any of the Lenders or their nominees, subject to the condition that such Lenders or nominees (as the case may be) will within three (3) years sell, assign or transfer the Lease to a “high technology company”);

(g)
Written confirmation from the Lessor, acknowledging or substantially acknowledging that the plant, equipment and machinery secured under the PEM Charge do not constitute fixtures, and do not form part of the Leased Lots, and may be detached from the underlying land upon the enforcement of such charge;

(h)
Written evidence of due lodgement of the Form A (Registration of financial guarantee) for the registration of the corporate guarantee granted by First Solar Inc., with the Controller of Foreign Exchange, Malaysia, together with all such information relating thereto as may be required by the Controller of Foreign Exchange, at least seven (7) Business Days prior to execution of the corporate guarantee (provided that this condition precedent shall not be deemed to have been fulfilled in the event the Controller of Foreign Exchange rejects such application for registration within such seven (7) Business Day period);

(i)
Evidence of due lodgement of a private caveat over the Leased Lots, pursuant to the NLC which lodgement is to be made on the condition that the Borrower has received a written confirmation addressed to it from Chooi & Co. as the solicitors for the Security Agent, confirming that it has received an executed withdrawal of the private caveat (duly executed by the Security Agent) together with the relevant registration fees and an irrevocable and unconditional letter of instruction and authorisation from the Security Agent as agent for and on behalf of the Lenders authorising Chooi & Co. to release the executed withdrawal of private caveat and the registration fees to the solicitors of the Borrower as and when the Lease and the NLC Charge have been duly registered or in the event the Lease Agreement is terminated in accordance with its terms, whichever occurs earlier; and

(j)
Evidence that the Security Agent has been endorsed as the loss payee on the insurance policies taken out by the Borrower in relation to its assets earmarked for or used in or in relation to Plants 5 and 6 (including the buildings erected on the Leased Lots).

(k)
Evidence of lodgment of the relevant Forms 34 (Statement of Particulars to be lodged with Charge) in respect of each of Deed of Assignment (Leased Lots) and PEM Charge with the Registrar of Companies, Malaysia.

3.	Legal Opinions
(a)
A legal opinion of Chooi & Company, legal advisers to the Arrangers, the Security Agent, the Facility Agent and the Original Lenders in Malaysia in form and substance acceptable to the Facility Agent and the Original Lenders.

(b)
A legal opinion of Simpson Thacher & Bartlett LLP, legal advisers to the Arrangers, the Security Agent, the Facility Agent and the Original Lenders in the United States of America in form and substance acceptable to the Facility Agent and the Original Lenders.

4. Financial information
Copies certified by a director of the Borrower of:
(a)	the Original Financial Statements;
(b)	the Funds Flow Statement; and
(c)	the Initial Budget.
5.	Project information
(a)	A copy certified by a director of the Borrower of the Lease Agreement, duly executed by the parties to it.
(b)	A sampling of invoices relating to Project Costs to be re-financed under the Facility, as requested by the Original Lenders or any of them.
(c)
Evidence satisfactory to the Facility Agent that the Lease Agreement is valid and binding and in full force and effect, that there has been no breach of the same by the Borrower, and that the Borrower has paid in full the consideration sum of RM33,847,457.34 for the Lease.

(d)	Evidence that there has been no breach of Clause 21.12 (Lease and Lease Agreement).
(e)	Evidence that no change in circumstance or condition has occurred and is continuing that has had, or is reasonably likely to have, a Material Adverse Effect.
(f)
A certificate of the Borrower (signed by a director) confirming that all Authorisations necessary to be obtained on or before the Utilisation Date in connection with the Project and the Facility have been obtained and attaching a copy of each such Authorisation.

6.	Other documents and evidence
(a)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.
(b)	Evidence that any process agent referred to in Clause 38.2 (Service of process) or in any other Finance Document has (in each case) accepted its appointment.
(c)	Evidence that each Fee Letter has been duly executed by the parties to it.
(d)	A valid and binding letter of undertaking between the Government of Malaysia and each Lender in form and substance agreeable to that Lender in its absolute discretion.
(e)
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)
The Facility Agent shall have received written confirmation from each of the Lenders confirming that it has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(g)
The results of searches on the Borrower carried out at the Companies Commission of Malaysia and the office of the Director-General of Insolvency, satisfactory to the Facility Agent (acting on the instructions of the Lenders);

(h)	Evidence that the Guarantor indirectly owns one hundred per cent. (100%) of each class of the issued share capital of the Borrower.
(i)	Evidence that the current account of the Borrower that will receive the proceeds of the Utilisation of the Facility in accordance with the Funds Flow Statement has been opened.

SCHEDULE 3
Requests
Utilisation Request

From:	[Borrower]

To:	[Facility Agent]
Dated:
Dear Sirs
[                    ] — Facility Agreement
dated [                    ] 2011 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
and on behalf of
[Borrower]

SCHEDULE 4

Form of Transfer Certificate

To:	[ ] as Facility Agent

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)
Dated:
[                    ] — Facility Agreement
dated [                    ] 2011 (the “Agreement”)
1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):
(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).
4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by Malaysian law.
6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:
This Transfer Certificate is acknowledged by the Facility Agent and the Transfer Date is confirmed as [                    ].
[Facility Agent]
By:
[Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition must be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of the benefit of all the Finance Documents. In particular, it is the New Lender’s responsibility to ensure that it has obtained the benefit of a letter of undertaking or similar agreement with the Government of Malaysia in relation to the Loan]

SCHEDULE 5
Form of Assignment Agreement

To:	[ ] as Facility Agent and [ ] as the Borrower, for and on behalf of each Obligor

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)
Dated:
[                    ] —Facility Agreement
dated [                    ] 2011 (the “Agreement”)
1.
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment):
(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.	The proposed Transfer Date is [ ].
4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.
5.	The Facility Office and address, fax number and attention details for notices of the New Lender are set out in the Schedule.
6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).
7.
This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to the Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by Malaysian law.
9.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:
This Assignment Agreement is acknowledged by the Facility Agent and the Transfer Date is confirmed as [                    ].
Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.
[Facility Agent]
By:
[Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition must be satisfied, to effect or perfect the assignment contemplated in this Assignment Agreement or to give the New Lender full enjoyment of the benefit of all of the Finance Documents. In particular, it is the New Lender’s responsibility to ensure that it has obtained the benefit of a letter of undertaking or similar agreement with the Government of Malaysia in relation to the Loan.]

SCHEDULE 6
Form of Compliance Certificate

To:	[ ] as Facility Agent

From:	[ ] as Borrower
Dated:
Dear Sirs
[                    ] —Facility Agreement
dated [                    ] 2011 (the “Agreement”)
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
1.	We confirm that:

Net Total Leverage Ratio
(a)	the Net Total Leverage Ratio on [ ] does not exceed 1.75:1.

Interest Coverage Ratio
(b)	the Interest Coverage Ratio on [ ] is at least 4.00:1.

Total Debt to Equity Ratio

(c)	the ratio of the Total Debt to Equity on [ ] does not exceed 0.75:1.

Debt Service Coverage Ratio

(d)	the Debt Service Coverage Ratio on [ ] is at least 2.50:1.

Tangible Net Worth
(e)	the Tangible Net Worth on [ ] is at least US$600 million.
2.	[We confirm that no Default is continuing.]*

Signed:	Signed:

[ ]	[ ]
[[insert applicable certification language]

for and on behalf of
name of auditors of [                    ]]**

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	Subject to Clause 19.3 (Compliance Certificate)

SCHEDULE 7
Timetables
“D — “ refers to the number of Business Days before the Utilisation Date.

Delivery of a duly completed	D — 5
Utilisation Request (Clause 5.1	10:00 a.m.
(Delivery of a Utilisation Request))

Facility Agent notifies the Lenders	D — 2
of the Loan in accordance with	3:00p.m.
Clause 5.4 (Lenders’ participation)

KLIBOR is fixed	Quotation Day as of 11:00 a.m.

SCHEDULE 8

Security Agency Provisions
1.	Definitions
In this Schedule:
“Security Property” means all right, title and interest in, to and under any Security Document, including:
(a)	the Charged Assets;
(b)	the benefit of the undertakings in any Security Document; and
(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.
2.	Security Agency
(a)	The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property as agent for the benefit of the Finance Parties on the terms of the Finance Documents.
(b)
Paragraph (a) shall not apply to any Security Document which is expressed to be or is construed to be governed by any law other than Malaysian law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

(c)
Paragraph (b) shall not affect or limit the applicability of the provisions of Schedule 8 with respect to any Security Document which is expressed to be or is construed to be governed by any law other than Malaysian law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

3.	Defects in Security
The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:
(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or
(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.
4.	No enquiry
The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets.
5.	Retention of documents
The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and
(b)	such other matters as it thinks fit.
8.	Rights of Security Agent

The rights, powers, authorities and discretions conferred upon the Security Agent by this Agreement and the other Finance Documents shall be in addition to any which may from time to time be vested in the Security Agent by the general law or otherwise.

9.	No duty to collect payments
The Security Agent shall not have any duty:
(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or
(b)
to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

10.	Appropriation
(a)
Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.
11.	Investments
All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:
(a)	be invested in any investment it may select; or
(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Related Corporation of any Finance Party) as it thinks fit.

12.	Suspense Account
Upon the occurrence of an Event of Default which is continuing and subject to paragraph 14 below the Security Agent may:
(a)	hold in an interest bearing suspense account any money received by it from any Obligor; and
(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 above.
13.	Timing of Distributions
Distributions by the Security Agent shall be made as and when determined by it.
14.	Delegation
(a)	The Security Agent may:
(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);
(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and
(iii)
with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:
(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or
(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent, provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.
15.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

16.	Lenders
The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Facility Agent to the contrary.
17.	Manner of enforcement

Neither the Security Agent nor any other Finance Party shall be responsible to the Borrower or any other person for any failure to enforce, or maximise the proceeds of enforcement of, any Security, save and except where such failure arises out of the gross negligence or wilful misconduct of the Security Agent or such Finance Party, and the Security Agent (acting on the instructions of the Majority Lenders or Lenders) may cease, suspend or re-commence any such enforcement action at any time following an Enforcement Event.

The Borrower
First Solar Malaysia Sdn. Bhd.

By:	/s/ David Brady Director
The Guarantor
First Solar, Inc.

By:	/s/ David Brady VP, Treasurer

/s/ Mark Widmar CFO

The Arrangers
CIMB Investment Bank Berhad

By:	/s/ Dato Cheim Dau Meng
Maybank Investment Bank Berhad

By:	/s/ Oh-Lau Chong Jin

RHB Investment Bank Berhad

By:	/s/ Mike Chan Acting Director Corporate & Investment Banking

The Original Lenders
CIMB Bank Berhad

By:	/s/ Tew Yong Ming Manager
Malayan Banking Berhad

By:	/s/ Hamzah Bin Bachee

RHB Bank Berhad

By:	/s/ Shereem Soraya Bt Abdul Karim

The Facility Agent
CIMB Investment Bank Berhad

By:	/s/ Dato Cheim Dau Meng
The Security Agent
CIMB Investment Bank Berhad

By:	/s/ Dato Cheim Dau Meng